Use these links to rapidly review the document

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ARBOR REALTY TRUST, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Arbor Realty Trust, Inc.

April 9, 2019

Dear Fellow Stockholders:

        On behalf of the Board of Directors, I cordially invite you to attend the annual meeting of stockholders of Arbor Realty Trust, Inc. to be held at the Teleconference Center on the lower level of 333 Earle Ovington Boulevard, Uniondale, New York, on May 15, 2019, at 11:00 a.m., local time. The matters to be considered by the stockholders at the annual meeting are described in detail in the accompanying materials.

        It is important that you be represented at the annual meeting regardless of the number of shares you own or whether you are able to attend the annual meeting in person.

        Let me urge you to mark, sign and date your proxy card today and return it in the envelope provided.

Sincerely,

IVAN KAUFMAN Chairman and Chief Executive Officer and President

Arbor Realty Trust, Inc.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE STOCKHOLDERS MEETING TO BE HELD ON MAY 15, 2019

THE PROXY STATEMENT AND ANNUAL REPORT TO SECURITY HOLDERS ARE AVAILABLE AT:

http://www.arbor.com

Notice of Annual Meeting of Stockholders
To Be Held on May 15, 2019

To the Stockholders of Arbor Realty Trust, Inc.:

        The annual meeting of stockholders of Arbor Realty Trust, Inc., a Maryland corporation (the "Company"), will be held at the Teleconference Center on the lower level of 333 Earle Ovington Boulevard, Uniondale, New York, on May 15, 2019, beginning at 11:00 a.m., local time. Directions to attend the annual meeting and vote in person are available on our website (www.arbor.com) under the heading "Investor Relations" or can be obtained by calling our main telephone number, (516) 506-4200.

        The matters to be considered and voted upon by stockholders at the annual meeting, which are described in detail in the accompanying materials, are:

  (1)
  The election of three Class I directors, each to serve until the 2022 annual meeting of stockholders and until their respective successors are duly elected and qualify, and a Class III director, to serve until the 2021 annual meeting of stockholders and until his respective successor is duly elected and qualifies;

  (2)
  The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019; and

  (3)
  The transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

        Stockholders of record at the close of business on April 2, 2019 will be entitled to receive notice of and to vote at the annual meeting. It is important that your shares be represented at the annual meeting regardless of the size of your securities holdings. A proxy statement, proxy card, self-addressed envelope and Annual Report to Stockholders for the fiscal year ended December 31, 2018 accompany this notice. Whether or not you plan to attend the annual meeting in person, please complete, date and sign the proxy card. Please return it promptly in the envelope provided, which requires no postage if mailed in the United States. If you are the record holder of your shares and you attend the annual meeting, you may withdraw your proxy and vote in person, if you so choose.

By Order of the Board of Directors,

April 9, 2019	JOHN J. BISHAR, JR.
Uniondale, New York	Corporate Secretary

Arbor Realty Trust, Inc.
333 Earle Ovington Boulevard
Suite 900
Uniondale, New York 11553
(516) 506-4200

PROXY STATEMENT

 FOR THE ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 15, 2019

GENERAL INFORMATION CONCERNING SOLICITATION AND VOTING

        This proxy statement, the accompanying proxy card and notice of annual meeting are provided in connection with the solicitation of proxies by and on behalf of the Board of Directors of Arbor Realty Trust, Inc., a Maryland corporation, for use at the annual meeting of stockholders to be held on May 15, 2019, at 11:00 a.m., local time, and any adjournments or postponements thereof.

        "We," "our," "us," "Arbor" and "the Company" each refers to Arbor Realty Trust, Inc. We were previously externally managed and advised by Arbor Commercial Mortgage, LLC, which we refer to as "Arbor Commercial Mortgage," "our Former Manager" or "ACM." Effective May 31, 2017, we exercised our option to fully internalize our management team and terminate the existing management agreement.

        The mailing address of our executive office is 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553. This proxy statement, the accompanying proxy card and the notice of annual meeting are first being mailed on or about April 9, 2019 to holders of our common stock, par value $0.01 per share, and special voting preferred stock, par value $0.01 per share, of record at the close of business on April 2, 2019. The outstanding shares of common stock and special voting preferred stock are the only securities entitled to vote at the annual meeting, and we refer to these securities, collectively, as our voting securities. Along with this proxy statement, we are also sending our Annual Report to Stockholders for the fiscal year ended December 31, 2018.

        A proxy may confer discretionary authority to vote with respect to any matter presented at the annual meeting. As of the date of this proxy statement, management has no knowledge of any business that will be presented for consideration at the annual meeting and that would be required to be set forth in this proxy statement or the related proxy card other than the matters set forth in the Notice of Annual Meeting of Stockholders. If any other matter is properly presented at the annual meeting for consideration, it is intended that the persons named in the enclosed proxy card and acting thereunder will vote in accordance with their discretion on any such matter.

Matters to be Considered at the Annual Meeting

        At the annual meeting, our stockholders will consider and vote upon:

  (1)
  The election of three Class I directors, each to serve until the 2022 annual meeting of stockholders and until their respective successors are duly elected and qualify, and a Class III director, to serve until the 2021 annual meeting of stockholders and until his respective successor is duly elected and qualifies;

  (2)
  The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019; and

  (3)
  The transaction of any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting.

        This proxy statement, form of proxy and voting instructions are being mailed starting on or about April 9, 2019.

Solicitation of Proxies

        The enclosed proxy is solicited by and on behalf of our Board of Directors (the "Board" or the "Board of Directors"). The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by the Company. In addition to the use of the mail, proxies may be solicited by officers and directors, without additional remuneration, by personal interview, telephone or otherwise. We will also request brokerage firms, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of voting securities held of record at the close of business on

April 2, 2019 and will provide reimbursement for the cost of forwarding the material. In addition, we have engaged Alliance Advisors LLC to assist in soliciting proxies from brokers, banks and other nominee holders of our common stock at a cost of approximately $6,500 plus reasonable out-of-pocket expenses.

Stockholders Entitled To Vote

        As of the close of business on April 2, 2019, there were 85,955,995 shares of our common stock and 20,487,544 shares of our special voting preferred stock outstanding and entitled to vote. Each share of our common stock and special voting preferred stock entitles the holder to one vote. Stockholders of record at the close of business on April 2, 2019 are entitled to attend and vote at the annual meeting or any adjournment or postponement thereof.

Required Quorum/Vote

        A quorum will be present if stockholders entitled to cast a majority of all the votes entitled to be cast at the annual meeting are present, in person or by proxy. If you have returned a valid proxy or if you hold your shares of our voting securities in your own name as holder of record and you attend the annual meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the annual meeting may be adjourned by the chairman of the meeting or the stockholders entitled to vote at the annual meeting, present in person or by proxy, to a date not more than 120 days after the record date without notice other than announcement at the meeting.

        Abstentions and broker non-votes will be counted in determining the presence of a quorum. "Broker non-votes" occur when a bank, broker or other nominee holding shares for a beneficial owner returns a properly executed proxy but does not vote on a particular proposal because it does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (the "NYSE"), banks, brokers and other nominees who hold shares in "street name" may have the authority to vote on certain matters when they do not receive instructions from beneficial owners. Banks, brokers and other nominees that do not receive instructions are not entitled to vote on the election of directors contained in Proposal No. 1, but may vote on ratification of the appointment of the independent registered public accounting firm contained in Proposal No. 2.

        Election of each of the director nominees named in Proposal No. 1 requires the affirmative vote of a plurality of all the votes cast in the election of directors at the annual meeting by holders of our voting securities. The director nominees receiving the highest number of affirmative votes will be elected directors. Shares represented by properly executed and returned proxies will be voted, if authority to do so is not withheld, for the election of the Board of Directors' nominees named in Proposal No. 1. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them. Abstentions and broker non-votes, if any, will not be counted as votes cast and will have no effect on the outcome of the vote on the election of directors. Stockholders may not cumulate votes in the election of directors.

        Ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019, as specified in Proposal No. 2, requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities. If this appointment is not ratified by holders of our voting securities, the Audit Committee and our Board of Directors may each reconsider its appointment and endorsement. Abstentions will not be counted as having been cast and will have no effect on the outcome of the vote for this proposal. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest.

        If the enclosed proxy is properly executed and returned to us in time to be voted at the annual meeting, it will be voted as specified on the proxy, unless it is properly revoked prior thereto. If no specification is made on the proxy as to any one or more of the proposals, the following action will be taken with respect to each share of our voting securities represented by the proxy:

  (1)
  A vote will be cast FOR the election of the three Class I directors, each to serve until the 2022 annual meeting of stockholders and until their respective successors are duly elected and qualify, and a one Class III director, to serve until the 2021 annual meeting of stockholders and until his respective successor is duly elected and qualifies;

  (2)
  A vote will be cast FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019; and

  (3)
  A vote will be cast in the discretion of the proxy holder on any other business that properly comes before the annual meeting or any adjournment or postponement thereof.

        As of the date of this proxy statement, we are not aware of any other matter to be presented at the annual meeting.

Voting

        If you hold your shares of our voting securities in your own name as a holder of record, you may instruct the proxies to vote your shares by signing, dating and mailing the proxy card in the postage-paid envelope provided. In addition, you may vote your shares of our voting securities in person at the annual meeting.

        If your shares are held on your behalf by a broker, bank or other nominee, you will receive instructions from such individual or entity that you must follow in order to have your shares voted at the annual meeting.

        Authorization of your proxy via telephone or the Internet may also be available depending on how you hold your shares. Please reference your proxy card for instructions on how to authorize your proxy by these methods.

Right to Revoke Proxy

        If you hold shares of our voting securities in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

  •
  send written notice of revocation, prior to the annual meeting, to our Corporate Secretary, at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York 11553;

  •
  sign and mail a new, later dated proxy card to our Corporate Secretary at the address specified above;

  •
  authorize a later dated vote via the telephone or Internet at least 24 hours prior to the annual meeting; or

  •
  attend the annual meeting and vote your shares in person.

        If your shares are held on your behalf by a broker, bank or other nominee, you must contact it to receive instructions as to how you may revoke your proxy instructions.

Multiple Copies of Annual Report to Stockholders

        A copy of our Annual Report to Stockholders for the fiscal year ended December 31, 2018 will be mailed to stockholders entitled to vote at the annual meeting with this proxy statement and is also available without charge to stockholders upon written request to: Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553, Attn: Investor Relations. You may also access our Annual Report on Form 10-K as filed with the Securities and Exchange Commission (the "SEC") under the "Investor Relations—SEC Filings" link on our website at www.arbor.com.

        In order to reduce printing and postage costs, we have undertaken an initiative to deliver only one Annual Report and one proxy statement to multiple stockholders sharing an address. This delivery method, called "householding," will not be used, however, if we receive contrary instructions from one or more of the stockholders sharing an address. If your household has received only one Annual Report and one proxy statement, we will deliver promptly a separate copy of the Annual Report and the proxy statement to any stockholder who sends a written request to the Corporate Secretary, Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553. You may also contact our Corporate Secretary at (516) 506-4200. You may also notify us that you would like to receive separate copies of Arbor Realty Trust Inc.'s Annual Report and proxy statement in the future by writing to our Corporate Secretary. Even if your household has received only one Annual Report and one proxy statement, a separate proxy card has been provided for each stockholder account. If you are submitting a proxy by mail, each proxy card should be marked, signed, dated and returned in the enclosed self-addressed envelope.

        If your household has received multiple copies of Arbor Realty Trust Inc.'s Annual Report and proxy statement, you can request the delivery of a single copy in the future by marking the designated box on the enclosed proxy card.

        If you own shares of common stock through a bank, broker or other nominee and receive more than one Annual Report and proxy statement, contact the holder of record to eliminate duplicate mailings.

Voting Results

        American Stock Transfer & Trust Company, our independent tabulating agent, will have a representative present at the annual meeting and will tabulate the votes and act as the Inspector of Election. We will publish the voting results in a Current Report on Form 8-K, which will be filed within four business days of our annual meeting of stockholders.

Confidentiality of Voting

        We will keep all proxies, ballots and voting tabulations confidential. We will permit only our Inspector of Election, American Stock Transfer & Trust Company, and our outside legal counsel to examine these documents, except (i) as necessary to meet applicable legal requirements; (ii) if a stockholder writes comments on the proxy card directed to our Board of Directors or management; or (iii) in the event a proxy solicitation in opposition to the election of the nominees is initiated.

Recommendations of the Board of Directors

        The Board of Directors recommends a vote:

  (1)
  FOR the election of Dr. Archie R. Dykes, Mr. Joseph Martello and Mr. Edward Farrell, as Class I directors, each to serve until the 2022 annual meeting of stockholders and until their respective successors are duly elected and qualify, and the election of Mr. Elliot Schwartz, as a Class III director, to serve until the 2021 annual meeting of stockholders and until his respective successor is duly elected and qualifies;

  (2)
  FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2019; and

  (3)
  In the discretion of the proxy holder on any other business that properly comes before the annual meeting or any adjournment or postponement thereof.

BOARD OF DIRECTORS

General

        Our Board of Directors presently consists of nine members. Pursuant to our charter, the Board of Directors is divided into three classes of directors, with each director serving for a term expiring at the annual meeting of stockholders held in the third year following the year of their election and until their successors are duly elected and qualified, with one class up for election at each annual meeting. At this year's annual meeting, the term of our Class I directors will expire. In addition, because both Mr. Farrell and Mr. Schwartz were appointed to our Board of Directors in June 2018, they are also a nominee for election at the annual meeting as a Class I director, to serve until the 2022 annual meeting of stockholders and as a Class III director, to serve until the 2021 annual meeting of stockholders, respectively, and until their successors are duly elected and qualified. Our other directors will remain in office for the remainder of their respective terms, as indicated below.

        At the annual meeting, stockholders will vote on the election of Dr. Archie R. Dykes, Mr. Joseph Martello and Mr. Edward Farrell for a three-year term to serve until the 2022 annual meeting of stockholders and until their successors are duly elected and qualify, and the election of Mr. Elliot Schwartz for a two-year term to serve until the 2021 annual meeting of stockholders and until his successor is duly elected and qualifies.

        The following table sets forth information concerning the nine directors (i) who are nominees for election at this year's annual meeting or (ii) whose terms are not expiring.

Directors Who are Nominees for Election

Name	Class	Age	New Term to Expire at Annual Meeting in
Archie R. Dykes	I	88	2022
Joseph Martello	I	63	2022
Edward Farrell	I	58	2022
Elliot Schwartz	III	58	2021

Directors Whose Terms are Not Expiring

Name	Class	Age	Term Expires at Annual Meeting in
Ivan Kaufman	II	58	2020
Melvin F. Lazar	II	80	2020
George Tsunis	II	51	2020
William Helmreich	III	73	2021
William C. Green	III	58	2021

  Nominees

        Archie R. Dykes.    Dr. Dykes has served as one of our directors since April 2006. Dr. Dykes was lead director and non-executive chairman of PepsiAmericas, Inc. until 2010. He served as chairman of Capital City Holdings Inc., a venture capital organization, for more than ten years. Dr. Dykes served as Chairman and Chief Executive Officer of the Security Benefit Group of Companies from 1980 through 1987. He served as chancellor of the University of Kansas from 1973 to 1980. Prior to that, he was chancellor of the University of Tennessee. Dr. Dykes was Chairman of the Board and Chief Executive Officer of Fleming Companies, Inc. until 2004. He assumed those roles at Fleming in 2003 following his service to Fleming as Non-executive Chairman of the Board. He also serves as a director of Raytech Corporation. Dr. Dykes is a member of the Board of Trustees of the Kansas University

Endowment Association and the William Allen White Foundation. He formerly served as Vice Chairman of the Commission on the Operation of the United States Senate and as a member of the executive committee of the Association of American Universities.

        The Board of Directors has concluded that Dr. Dykes should serve as our director due to his extensive business and leadership experience in a variety of sectors, including insurance, financial services, research and development, consumer goods, automotive, non-profit and government.

        Joseph Martello.    Mr. Martello has served as one of our directors since June 2003. Mr. Martello has been Chief Operating Officer of Arbor Management, LLC, which has been the managing member of Arbor Commercial Mortgage since 1999. He is responsible for management of the investment portfolio and overseeing the day-to-day operations within Arbor Management. Mr. Martello is also a member of the executive committee of Arbor Commercial Mortgage. From 1995 to 1999, Mr. Martello was Chief Financial Officer of Arbor Commercial Mortgage. From 1990 to 1995, Mr. Martello was the Chief Financial Officer of Arbor National Holdings, Inc. Prior to that, he was a senior manager with the international accounting and consulting firm of Ernst & Young for eleven years.

        As a senior executive with significant financial services experience who has served within the Arbor Commercial Mortgage group of companies for more than 25 years, Mr. Martello brings a breadth of knowledge about real estate matters, as well as the business and operations of the Company and its Former Manager. This led the Board of Directors to conclude that Mr. Martello should serve as our director.

        Edward Farrell.    Mr. Farrell was appointed as a director in June 2018. Mr. Farrell has more than 35 years of financial administration and leadership experience in the financial services industry. He has served as Senior Vice President, Chief Accounting Officer, Corporate Controller and Interim Chief Financial Officer of AllianceBernstein, L.P. In this capacity, Mr. Farrell oversaw all duties relating to corporate accounting, financial planning and analysis, tax and treasury, SEC and compliance reporting, as well as global real estate and facilities management. Previously, Mr. Farrell served nine years with Nomura Securities International, Inc., and held several senior level positions, including Chief Financial Officer. Prior to that, he spent a decade at the investment bank, Salomon Brothers Inc. He began his career at PricewaterhouseCoopers. Mr. Farrell is a Certified Public Accountant and holds the FINRA series 27 license.

        The Board of Directors has concluded that Mr. Farrell should serve as our director due to his extensive financial administration and leadership experience in the financial services industry.

        Elliot Schwartz.    Mr. Schwartz was appointed as a director in June 2018. Mr. Schwartz is the co-founder, Chief Executive Officer and General Counsel of Debt Recovery Solutions, LLC, a national accounts receivable management agency. Founded in 2002, the organization purchases and manages distressed consumer receivables in the financial, education, telecommunication and medical sectors. Mr. Schwartz manages all aspects of the company's operation as well as its compliance with city, state and federal rules and regulations that govern the industry. Prior to founding Debt Recovery Solutions, LLC, Mr. Schwartz served as Senior Vice President, General Counsel and Principal at Coldata, Inc., for more than a decade. The debt management company provided accounts receivable management services to various financial institutions as well as City, State and Federal governmental agencies throughout the United States. After Coldata was sold in 1999, Mr. Schwartz continued his responsibilities under the acquisition until 2002. Mr. Schwartz is a member of the Nassau County Bar Association, New York State Bar Association, Receivables Management Association and the American Collectors Association.

        As the co-founder and Chief Executive Officer of an organization with a focus in distressed assets in various markets, Mr. Schwartz has a unique set of experience in debt management recovery services, which led the Board of Directors to conclude that he should serve as our director.

  Continuing Directors

        Ivan Kaufman.    Mr. Kaufman has served as our Chairman, Chief Executive Officer and President since June 2003. Mr. Kaufman has been Chief Executive Officer and President of Arbor Commercial Mortgage, our Former Manager, since its inception in 1993. Arbor Commercial Mortgage is a national commercial real estate investment company which specializes in multifamily and commercial real estate. In 1983, he co-founded a predecessor of the Former Manager, Arbor National Holdings Inc. and its residential lending subsidiary, Arbor National Mortgage Inc., which became a public company in 1992 and was sold to BankAmerica in 1995. Mr. Kaufman was named regional "Entrepreneur of the Year" by Inc. Magazine for outstanding achievements in financial services in 1990. Mr. Kaufman has also served on Fannie Mae's regional advisory and technology boards, as well as the Board of Directors of the Empire State Mortgage Bankers Association. Mr. Kaufman is also a member of the Fannie Mae DUS® Advisory Council.

        As the founder and principal executive of Arbor Commercial Mortgage and its predecessor entities since 1983, Mr. Kaufman brings exceptional knowledge about the real estate sector and our business and operations, which led the Board of Directors to conclude that he should serve as our director.

        Melvin F. Lazar.    Mr. Lazar has served as one of our directors from his appointment in November 2003 until May 2011 and since his re-appointment in December 2011. Mr. Lazar is the founder of Lazar Levine & Felix LLP, certified public accountants, was its managing partner from 1969 until 2002, and continued as an employee of the firm, now known as Baker Tilly, LLC, until his retirement in 2014. Mr. Lazar specializes in business valuations and merger and acquisition activities. Mr. Lazar serves on the Board of Directors of Active Media Services, Inc., a privately-held corporate trading company and is former Chairman of the Audit Committee of Enzo Biochem, Inc., a publicly-held biotechnology company.

        As the managing partner of a certified public accounting firm for over 30 years and a former member of the audit committees of a public biotechnology company and a private corporate trading company, Mr. Lazar has extensive accounting and financial expertise in a variety of industries, which led the Board of Directors to conclude that he should serve as our director and as Chair of the Audit Committee.

        George Tsunis.    Mr. Tsunis has served as one of our directors from his appointment in August 2016. Mr. Tsunis is the founder, Chairman and Chief Executive Officer of Chartwell Hotels as well as an attorney, developer, philanthropist and public policy advisor with a strong interest at the intersection of economic and foreign affairs. Prior to founding Chartwell, Mr. Tsunis was a partner at the law firm of Rivkin Radler LLP, one of Long Island, NY's largest law firms, representing both private clients and municipalities in the practice areas of land use and zoning, real estate corporate law, municipal law and commercial litigation. Mr. Tsunis' public service includes time as a Legislative Attorney at the New York City Council, Special Counsel to the Town of Huntington (NY) Environmental Open Space Committee and Counsel to the Dix Hills (NY) Water District.

        Mr. Tsunis is also a member of Hofstra University's Board of Trustees and serves on its Academic Affairs and Development and Alumni Affairs Committees. He is a Director of the Don Monti Cancer Research Foundation, Trustee of the Hellenic Initiative and member of Friends Academy's Board of Trustees, serving as its Building and Grounds Committee Chair as well as a member of its Finance and Investment Committees. Mr. Tsunis also serves as a Director of the New York Convention Center's (Jacob Javits Center) Operating Committee and Director of the New York Convention Center's Development Committee.

        Mr. Tsunis was a member of the Brookings Institution's Foreign Policy Leadership Committee and its Metropolitan Studies Leadership Council as well as a member of the Business Executives for National Security's Board of Trustees. He has also previously served on the Board of Trustees at

Dowling College, the American Red Cross Suffolk County Chapter, the Huntington (NY) Chamber of Commerce/Committee on Good Government, the Education and Assistance Corporation and the Private Industry Council of Suffolk.

        As a founder, principal, and member of various organizations, Mr. Tsunis has had ample experience leading and supporting the evolution and sustainability of various companies, which led the Board of Directors to conclude that he should serve as our director.

        William Helmreich.    Dr. Helmreich has served as one of our directors since June 2003. Dr. Helmreich is the founder, and since 1980, owner and President of Byron Research and Consulting, a market research firm specializing in financial research, political polling, legal consulting, and issues relating to food products and real estate. He is a professor of Sociology at City College of New York and the CUNY Graduate Center, where he teaches sociology of marketing and consumer behavior. Since 2000, Dr. Helmreich has also been the Chairman for Academic Affairs for North Shore Hebrew Academy. He is a director of North Shore Hebrew Academy, North Shore Hebrew Academy High School and NSH Affordable Housing of Indiana, Inc., as well as other not-for-profit boards, and was a Senior Vice President of Good Earth Teas for many years.

        As the owner and president of a market research firm specializing in financial research, legal consulting, and issues relating to real estate, Dr. Helmreich brings a unique perspective on real estate and finance, which led the Board of Directors to conclude that he should serve as our director.

        William C. Green.    Mr. Green has served as one of our directors since February 2012. Mr. Green is a principal of Ginkgo Investment Company and Ginkgo Residential ("Ginkgo"), multifamily property investing and operating companies and their affiliates. Prior to Ginkgo, in 2009, Mr. Green founded advisory firms which have subsequently been sold. Prior to that, Mr. Green held senior level positions within Starwood Capital, Wachovia Securities and Banc of America Securities where he focused exclusively on commercial real estate capital markets and commercial real estate asset management activities. Mr. Green is Trustee for the Colleges of Hobart and William Smith and is a nominee director of Royal Oak Realty Trust. In March 2013, Mr. Green was appointed to serve as Lead Director. See "Corporate Governance Profile—Role of the Lead Director" for further information.

        Mr. Green's leadership experience at several organizations provides him with insight and expertise on the real estate, banking and financial services industries in general, which led the Board of Directors to conclude that he should serve as our director.

Corporate Governance Profile

        We are committed to good corporate governance practices and, as such, we have adopted formal corporate governance guidelines to enhance our effectiveness. The guidelines address, among other things, Board member qualifications, responsibilities, education and management succession. A copy of our corporate governance guidelines may be found at our corporate website at www.arbor.com under the heading "Investor Relations—Corporate Governance."

        The Board of Directors met on fourteen occasions and acted by unanimous written consent on nineteen occasions during 2018. No incumbent director attended fewer than 75 percent of all meetings of our Board of Directors and the committees on which such director served during 2018.

  Senior Officer Code of Ethics and Code of Business Conduct and Ethics

        We have a senior officer code of ethics applicable to our Chief Executive Officer, Chief Financial Officer and Chief Credit Officer. This senior officer code also applies to persons performing similar functions to the aforementioned officers. We also have a code of business conduct and ethics applicable to all employees, officers and directors. Both codes are available on our website at www.arbor.com under the heading "Investor Relations—Corporate Governance." You may also obtain these documents, as well as our corporate governance guidelines, in print free of charge by writing the Company at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553: Attention: Investor Relations. Amendments to, and waivers from, the senior officer code of ethics and the code of business conduct and ethics for a director or officer will be disclosed at the same website address and heading as provided above. We have filed our 2018 Domestic Company Section 303A CEO Certification with the NYSE without any qualifications. Our Sarbanes-Oxley Section 302 Certification was filed as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2018.

  Combined Principal Executive Officer and Board Chair Positions

        Mr. Kaufman serves as both our Chief Executive Officer and Chairman of the Board of Directors, which the Board has determined is the most appropriate governance structure for us. Mr. Kaufman has served in this capacity since the Company's formation in 2003. With over 30 years of experience in the real estate finance industry, Mr. Kaufman has a breadth of unique and specialized knowledge about our business operations. Mr. Kaufman solicits input from our Board of Directors regarding the Board agenda and processes. To facilitate coordination with the independent directors and the exercise of independent judgment by the Board of Directors, our non-management directors, each of whom are independent directors under the NYSE's Corporate Governance Standards, meet regularly in executive session without any members of management present. The Lead Director who chairs the executive sessions of our non-management directors facilitates communication between the independent directors and the Chairman of the Board, ensures appropriate information is sent to the Board and works with the Chairman to identify agenda and other discussion items for the Board.

  Role of the Lead Director

        In March 2013, the Board created the position of Lead Director and appointed William C. Green to the position. The Lead Director is responsible for (i) serving as a liaison between the Chairman and other members of the Board of Directors, (ii) presiding at, and preparing the agenda for, all executive sessions of the non-management directors and the independent directors, (iii) working with the Chairman and members of management to schedule Board meetings and prepare agendas, (iv) working with the Chairman and members of management to assure the adequacy and timing of information provided to the Board, (v) retaining outside advisors to the Board, if necessary or desirable, and (vi) performing such other duties as may be requested by the Chairman or the Board.

  Role of the Board of Directors in the Oversight of Risk Management

        The Audit Committee takes the lead for the Board in oversight of our risk management activities. At least quarterly the Audit Committee receives a review of our investment portfolio and its quarterly results from our Chief Financial Officer and an internal audit report and a Sarbanes-Oxley compliance report from our internal auditor, DLA, LLC. The review of our investment portfolio and its quarterly results covers a wide range of topics and potential issues that could impact us, including matters such as investment performance, investment risks, counterparty risks of its asset management activities and balance sheet, results of operations, key financial metrics and operational and integration risks. The internal audit plan is approved by the Audit Committee and regular reports on the progress and results of the internal audit program are provided to the Audit Committee. Our independent registered public accounting firm, Ernst & Young LLP, provides the audit report. Aspects of these reports are presented to the full Board at least quarterly by either the Chairman of the Audit Committee or the member of management responsible for the given subject area. In addition, the entire Board of Directors receives reports from our General Counsel with respect to any legal or regulatory matters that could materially affect us. The Compensation Committee takes the lead for the Board in oversight of risk relating to compensation matters. The Compensation Committee considers, in establishing and reviewing our executive compensation program, whether the program encourages unnecessary risk taking and has concluded that it does not.

  Director Independence

        Of our nine directors, seven have been determined by our Board of Directors to be independent for purposes of the NYSE listing standards. Our independent directors are currently Messrs. Green, Lazar, Tsunis, Farrell and Schwartz, and Drs. Dykes and Helmreich. In determining director independence, the Board of Directors reviewed, among other things, whether any transactions or relationships currently exist, or have existed in the past, between each director and the Company and its subsidiaries, affiliates and equity investors or independent registered public accounting firm. In particular, the Board reviewed current or recent business transactions or relationships or other personal relationships between each director and the Company, including such director's immediate family and companies owned or controlled by the director or with which the director was affiliated. The purpose of this review was to determine whether any such transactions or relationships failed to meet any of the objective tests promulgated by the NYSE for determining independence or were otherwise sufficiently material as to be inconsistent with a determination that the director is independent. The Board also examined whether there were any transactions or relationships between each director and members of our senior management or our affiliates.

        In reviewing the independence of Dr. Helmreich, the Board carefully reviewed whether (1) Mr. Kaufman's and Dr. Helmreich's current and prior participation on the Boards of North Shore Hebrew Academy, North Shore Hebrew Academy High School and NSH Affordable Housing of Indiana, Inc., all of which are not-for-profit organizations and (2) Dr. Helmreich's engagement since 2000 as an external consultant by North Shore Hebrew Academy in the capacity of Chairman of Academic Affairs would, based upon the totality of the circumstances, be deemed to be material so as to preclude a finding that Dr. Helmreich is independent. The Board, in particular, reviewed the materiality of the transactions to the parties involved, the compensation and timing of Dr. Helmreich's advisory role with North Shore Hebrew Academy and the absence of any employment or compensatory capacity by Dr. Helmreich with NSH Affordable Housing of Indiana, Inc.

        In reviewing the independence of Mr. Green, the Board considered that in January 2017, Ginkgo, which Mr. Green is a 33% managing member of, purchased a multifamily apartment complex, which assumed a Fannie Mae loan that we service. Ginkgo subsequently sold the majority of its interest in this property and currently owns a 3.6% interest. We carry a maximum loss-sharing obligation with Fannie Mae on this loan of up to 20% of the original unpaid principal balance. Upon the purchase by Ginkgo, we received a 1% loan assumption fee which was governed by existing loan agreements that were in place when the loan was originated in 2015, prior to such purchase.

        In reviewing the independence of Mr. Tsunis and Dr. Helmreich, the Board considered their investments of $50,000 and $25,000, respectively, with an affiliated entity of our Former Manager, which was formed to invest in commercial real estate on a property-by-property basis with a pool of qualified investors.

        As a result of its review, the Board affirmatively determined that Messrs. Green, Lazar, Tsunis, Farrell and Schwartz, and Drs. Dykes and Helmreich were independent under the NYSE listing standards.

  Board Committees

        Our Board has established five standing committees, the principal functions of which are briefly described below. Matters put to a vote at any one of our five committees must be approved by a majority of the directors on the committee who are present at a meeting at which there is a quorum or by unanimous written consent of the directors on that committee. Our Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

  Audit Committee

        Our Board of Directors has established an Audit Committee, which is currently composed of four of our independent directors, Messrs. Lazar, Green and Farrell, and Dr. Dykes. During 2018, the Audit Committee met on four occasions and acted by unanimous written consent once. The Audit Committee selects and appoints our independent registered public accounting firm and assists the Board in overseeing: (1) the integrity of our financial statements; (2) our independent registered public accounting firm's qualifications and independence; (3) the performance of our independent registered public accounting firm and our internal audit function; and (4) our compliance with legal and regulatory requirements.

        Mr. Lazar currently serves as Chairman of the Audit Committee. The Board has determined that Mr. Lazar qualifies as an "Audit Committee financial expert" as defined by the rules of the SEC and that each member of the Audit Committee is "financially literate." The Audit Committee is governed by a charter that has been adopted by the Board of Directors.

  Compensation Committee

        Our Board of Directors has established a Compensation Committee, which is currently composed of five of our independent directors, Messrs. Green, Lazar, Schwartz and Tsunis and Dr. Helmreich. During 2018, the Compensation Committee met on four occasions and acted by unanimous written consent once. Mr. Green currently serves as the Chairman of the Compensation Committee.

        The principal functions of the Compensation Committee are to: (1) evaluate the performance of our officers (as described further in "Executive Compensation"); (2) review the compensation payable to our officers and non-employee directors; (3) review and discuss with management the compensation discussion and analysis disclosure included in this proxy statement; and (4) administer the issuance of any stock to our employees. The Compensation Committee is governed by a charter that has been adopted by the Board of Directors. The charter for our compensation committee allows the compensation committee to delegate its authority to subcommittees, as appropriate. In addition, the Board delegated to our Chief Executive Officer limited authority to grant common stock in connection with (1) the hiring of senior executives in the following amounts: (a) for senior vice presidents and above, up to the lesser of (i) $150,000 or (ii) 25% of the executive's base salary; and (b) for positions below senior vice president, up to the lesser of (i) $75,000 or (ii) 25% of the executive's base salary and (2) the retention of key employees up to a maximum annual aggregate amount of $500,000.

  Corporate Governance Committee

        Our Board of Directors has established a Corporate Governance Committee, which is currently composed of five of our independent directors, Drs. Helmreich and Dykes, and Messrs. Farrell, Schwartz and Tsunis. During 2018, the Corporate Governance Committee met once and acted by unanimous written consent once. Dr. Helmreich currently serves as Chairman of the Corporate Governance Committee.

        The Corporate Governance Committee is responsible for seeking, considering and recommending to the Board qualified candidates for election as directors and recommending a slate of nominees for election as directors at each annual meeting of stockholders. The Corporate Governance Committee is also responsible for: (1) preparing and submitting to the Board for adoption the committee's selection criteria for director nominees; (2) reviewing and making recommendations on matters involving general operation of the Board and our corporate governance; and (3) annually recommending to the Board nominees for each committee of the Board. In addition, the committee annually facilitates the assessment of the Board of Directors' performance as a whole and of the individual directors and reports thereon to the Board. The Corporate Governance Committee is governed by a charter that has been adopted by the Board of Directors.

        Copies of the charters of the Audit Committee, the Compensation Committee and the Corporate Governance Committee are available on our website, www.arbor.com, under the heading "Investor Relations—Corporate Governance." You may also obtain these documents in print free of charge by writing the Company at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553, Attention: Investor Relations.

  Special Financing Committee

        Our Board of Directors has established a Special Financing Committee, which is currently composed of our Chairman, Chief Executive Officer and President, Lead Director and Chairman of the Audit Committee. During 2018, the Special Financing Committee acted by unanimous written consent on two occasions.

        The Special Financing Committee is authorized to approve the following amendments to our credit facilities: (i) any temporary increase in the principal amount of the obligations under a credit facility by an amount not to exceed $100,000,000 and for a period not to exceed ninety (90) days; (ii) any extension of maturity dates or borrowing expiration dates for a period not to exceed one (1) year; and (iii) if any such approval is required, any other amendments, including but not limited to amendments to defined terms and covenants, provided that any such amendment does not result in (a) an increase in the principal amount of the obligations under a credit facility by an amount exceeding $100,000,000, (b) an increase in the principal amount of the obligations under a credit facility for a period exceeding ninety (90) days, or (c) an extension of a maturity date or borrowing expiration date for a period exceeding one (1) year.

  Strategic/Regulatory Committee

        Our Board of Directors established a Strategic/Regulatory Committee during 2018, which is currently composed of two of our independent directors, Messrs. Tsunis and Green, as well as Mr. Kaufman. Mr. Tsunis currently serves as Chairman of the Strategic/Regulatory Committee. The Strategic/Regulatory Committee is responsible for the oversight and facilitation of our short-term and long-term strategic plans, including: (1) the development and oversight of our strategic planning processes and framework; and (2) actively identifying and participating in the shaping of federal, state and regulatory policies.

  Non-Management Directors

        As required by the NYSE's Corporate Governance Standards, our non-management directors, each of whom are independent directors under the NYSE's Corporate Governance Standards, meet regularly in executive session without any members of management present. The Lead Director chairs these sessions.

  Stockholder and Interested Party Communications with Directors

        The Board of Directors has established a process to receive communications from stockholders and other interested parties. Interested parties and stockholders may contact any or all members of the Board, including non-management directors, by mail. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or any such individual director or group or committee of directors by either name or title. All such correspondence should be sent in care of the Corporate Secretary at Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553.

        All communications received as set forth in the preceding paragraph will be opened by the office of our Corporate Secretary for the sole purpose of determining whether the contents represent a message to our directors. Any contents that are not in the nature of advertising, promotions of a product or service or patently offensive material will be forwarded promptly to the addressee. In the case of communications to the Board or any group or committee of directors, the office of the Corporate Secretary will make sufficient copies of the contents to send to each director who is a member of the group or committee to which the correspondence is addressed.

  Director Nomination Procedures; Diversity

        The Corporate Governance Committee generally believes that, at a minimum, candidates for membership on the Board of Directors should demonstrate an ability to make a meaningful contribution to the Board of Directors' oversight of our business and affairs and have a record and reputation for honest and ethical conduct. The Corporate Governance Committee recommends director nominees to the Board of Directors based on, among other things, its evaluation of a candidate's experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries, understanding of our business environment and a willingness to devote adequate time and effort to Board responsibilities. In making its recommendations to the Board of Directors, the Corporate Governance Committee also seeks to have the Board nominate candidates who have diverse backgrounds and areas of expertise so that each member can offer a unique and valuable perspective.

        The Corporate Governance Committee may identify potential nominees by asking current directors and executive officers to notify the committee if they become aware of persons who meet the criteria described above, especially business and civic leaders in the communities in which we operate. It may also engage firms, at our expense, that specialize in identifying director candidates. As described below, the Corporate Governance Committee will also consider candidates recommended by stockholders.

        The Corporate Governance Committee anticipates that once a person has been identified by the committee as a potential candidate, the committee will collect and review publicly available information regarding the person to assess whether the person should be considered further. If the Corporate Governance Committee determines that the candidate warrants further consideration, the Chairman or another member of the committee will contact the person. If the person expresses a willingness to be considered and to serve on the Board of Directors, the Corporate Governance Committee will request information from the candidate, review the person's accomplishments and qualifications, including in light of any other candidates that the committee might be considering, and conduct one or more interviews with the candidate. In certain instances, members of the Corporate Governance Committee may contact one or more references provided by the candidate or may contact other members of the business community or other persons that may have greater first-hand knowledge of the candidate's accomplishments.

        In addition to director nominations and other proposed business submitted by stockholders in accordance with our bylaws, as summarized below under "Stockholder Proposals for 2020," the Corporate Governance Committee will consider written recommendations from stockholders of potential director candidates. Such recommendations should be submitted to the Corporate Governance Committee in care of the Corporate Secretary at Arbor Realty Trust, Inc., 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553. Director recommendations submitted by stockholders should include the following:

  •
  the name, age, business address and residence address of the individual(s) recommended for nomination;

  •
  the class, series and number of any shares of our stock that are beneficially owned by the individual(s) recommended for nomination;

  •
  the date such shares of our stock were acquired by the individual(s) recommended for nomination and the investment intent of such acquisition; and

  •
  all other information relating to such candidate that would be required to be disclosed pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected.

        Stockholder recommendations of director candidates must be delivered to the Corporate Secretary not earlier than the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting of stockholders; provided, however, that if the date of mailing of the notice for the annual meeting is advanced more than thirty days prior to or delayed by more than thirty days after the anniversary of the mailing of the notice for the preceding year's annual meeting, the stockholder recommendation and information described above must be delivered not earlier than the 120th day prior to the mailing of the notice for the upcoming annual meeting and not later than the close of business on the later of (1) the 90th day prior to the mailing of the notice for the upcoming annual meeting of stockholders and (2) the 10th day following the date on which public announcement of the mailing of the notice for the upcoming annual meeting is first made.

        The Corporate Governance Committee does not employ a specific policy, practice or formula for evaluating candidates to the Board of Directors recommended by stockholders and expects to use a similar process to evaluate candidates to the Board of Directors recommended by stockholders as the one it uses to evaluate candidates otherwise identified by the committee.

  Director Attendance at Annual Meeting

        We do not currently maintain a policy requiring our directors to attend the annual meeting; however, attendance by our directors is encouraged. Eight of our directors attended the 2018 annual meeting of stockholders, of which six attended by teleconferencing.

AUDIT COMMITTEE REPORT AND DISCLOSURES

        The following report of the Audit Committee (the "Audit Committee") of the Board of Directors (the "Board of Directors") of Arbor Realty Trust, Inc., a Maryland corporation (the "Company"), does not constitute soliciting material and should not be considered filed or incorporated by reference into any other filing by the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent the Company specifically incorporates this report by reference therein.

        The Audit Committee operates under a written charter adopted by the Board of Directors. The Board of Directors has determined that all members of the Audit Committee meet the independence standards established by the New York Stock Exchange.

        The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Company's management has the primary responsibility for the financial statements and the reporting process, including the system of internal controls. The independent registered public accounting firm is responsible for performing an audit of the Company's consolidated financial statements in accordance with generally accepted accounting principles in the United States and issuing a report thereon. The Audit Committee reviews and oversees these processes, including oversight of: (1) the integrity of the Company's financial statements; (2) the Company's independent registered public accounting firm's qualifications and independence; (3) the performance of the Company's independent registered public accounting firm and the Company's internal audit function; and (4) the Company's compliance with legal and regulatory requirements.

        In discharging its oversight role, the Audit Committee reviewed and discussed the audited financial statements contained in the Company's Annual Report to Stockholders for fiscal year ended December 31, 2018 with the Company's management and independent registered public accounting firm. Management represented to the Audit Committee that the Company's consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee also discussed with the independent registered public accounting firm the matters required by Statement on Auditing Standard No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU Section 380), as adopted by the Public Company Accounting Oversight Board ("PCAOB") in Rule 3200T.

        In addition, the Audit Committee discussed with the independent registered public accounting firm the registered public accounting firm's independence from the Company and its management, and the independent registered public accounting firm provided to the Audit Committee the written disclosures and letter required from the independent registered public accounting firm by PCAOB Ethics and Independence Rule 3526 Communications with Audit Committee Concerning Independence.

        The Audit Committee discussed with the Company's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

        Based on the review and discussions referred to above, the Audit Committee has recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2018 for filing with the Securities and Exchange Commission.

Audit Committee:
Melvin F. Lazar (Chairman) Archie R. Dykes Edward Farrell William C. Green

April 9, 2019

EXECUTIVE OFFICERS

        Our executive officers are elected annually by our Board of Directors and serve for a term of one year and until their respective successors are elected and qualify. Set forth below is information regarding our executive officers, as of the date of this proxy statement, unless otherwise indicated:

Name	Age	Position
Ivan Kaufman(*)	58	Chairman of the Board of Directors, Chief Executive Officer and President
Paul Elenio	51	Chief Financial Officer
Fred Weber	58	Executive Vice President—Managing Director of Structured Finance and Principal Transactions
John Caulfield	52	Chief Operating Officer—Agency Lending
Gene Kilgore	52	Executive Vice President—Structured Securitization
John J. Bishar, Jr.	69	Executive Vice President, General Counsel and Corporate Secretary
Andrew Guziewicz	59	Managing Director and Chief Credit Officer—Structured Finance
John Natalone	53	Executive Vice President—Treasury and Servicing
Thomas Murphy	61	Executive Vice President—Chief Information Officer
Bonnie Habyan	54	Executive Vice President—Chief Marketing Officer
Daniel P. Kenny	57	Executive Vice President—Chief Asset Manager, Servicing and Asset Management
Frank Lutz	52	Executive Vice President—Chief Production Officer
Howard Leiner	49	Executive Vice President—Chief Technology Officer
Steven Katz	48	Executive Vice President and Chief Investment Officer—Residential Financing
Thomas Ridings	51	Chief Accounting Officer

(*)
Biographical information is provided above under "Board of Directors—Continuing Directors."

        Paul Elenio.    Mr. Elenio has served as our Chief Financial Officer since 2005. Mr. Elenio joined Arbor National Holdings,  Inc., the predecessor company of our Former Manager, Arbor Commercial Mortgage, in 1991. In 1995, he was promoted to Vice President, Controller, in 2002 assumed the position of Vice President of Finance and in 2004 was further promoted to Senior Vice President, Finance. Mr. Elenio is responsible for overseeing all aspects of our financial operations. This includes financial reporting, tax planning, budgeting, and the appropriate utilization of our capital. He is also in charge of investor relations. Prior to joining Arbor Commercial Mortgage, Mr. Elenio was employed with Ernst & Young from 1989 to 1990 in the auditing department.

        Fred Weber.    Mr. Weber has served as our Executive Vice President—Managing Director of Structured Finance and Principal Transactions since 2003. Mr. Weber was employed by Arbor Commercial Mortgage from 1999 until 2003. At Arbor Commercial Mortgage, Mr. Weber oversaw Arbor Commercial Mortgage's structured finance and principal transaction group, where he was responsible for origination, underwriting and closing coordination of debt and equity financing for various asset types and classes of commercial real estate nationwide. He has been involved in the mortgage banking industry for more than 20 years and has extensive real estate finance and acquisition experience. Mr. Weber is a member of the real estate finance committee of the Real Estate Board of New York. From 1997 through 1999, Mr. Weber was a partner and co-head of the real estate department with Kronish Lieb Weiner & Hellman LLP. Previously, Mr. Weber was a partner with the law firm of Weil, Gotshal & Manges LLP.

        John Caulfield.    Mr. Caulfield serves as our Chief Operating Officer—Agency Lending and is responsible for managing the overall production of Arbor's national sales force and overseeing the implementation of our integrated sales and marketing efforts. He has extensive experience in the mortgage finance industry and a tenured track record of more than three decades with Arbor and its family of companies. He is responsible for all capital market activities relating to Arbor's lending products. In addition, he oversees the management of agency related trading and investment banking partnerships. Mr. Caulfield manages the operations functions of Arbor's agency pipeline from screening through closing. He is a member of Arbor's DUS Loan Committee.

        Gene Kilgore.    Mr. Kilgore has served as our Executive Vice President—Structured Securitization since 2004. From 2001 to 2004, Mr. Kilgore was a portfolio manager for ZAIS Group, LLC, a structured finance investment advisor. From 2000 to 2001, Mr. Kilgore was director of risk finance at Barclays Capital. From 1996 to 2000, Mr. Kilgore worked at Standard & Poor's Ratings Service, where he was a director in the collateralized debt obligations group. He has also served as Vice President of Corporate Lending and Commercial Real Estate at Wachovia Bank.

        John J. Bishar, Jr.    Mr. Bishar, Executive Vice President, General Counsel and Corporate Secretary, served as one of our directors from 2007 through 2012. In 2009, Mr. Bishar was named General Counsel of Arbor Commercial Mortgage. From 2007 until 2008, he was the U.S. General Counsel of National Grid U.S.A., a wholly-owned subsidiary of National Grid plc, a multi-national energy delivery company. During 2009, he was the Senior Advisor to National Grid's current U.S. General Counsel. At National Grid U.S.A., Mr. Bishar was responsible for all U.S. legal matters, as well as U.S. ethics, compliance and risk reporting. National Grid plc acquired KeySpan Corporation, a large, diversified U.S. energy delivery company, in 2007. Mr. Bishar was Executive Vice President, General Counsel and Chief Governance Officer of KeySpan from 2002 until the acquisition. At KeySpan, Mr. Bishar was responsible for the Legal Services Business Unit, the Corporate Secretary's Office and for all governance and compliance matters. Prior to joining KeySpan in 2002, Mr. Bishar was a partner in the law firm of Cullen and Dykman LLP. He was the managing partner of the firm from 1993 to 2002 and a member of the firm's executive committee. From 1980 to 1987, Mr. Bishar was a Vice President and the General Counsel and Corporate Secretary of LITCO Bancorporation of New York Inc.

        Andrew Guziewicz.    Mr. Guziewicz joined Arbor in 2008. As Managing Director and Chief Credit Officer—Structured Finance, he oversees the underwriting process for all structured finance transactions and is a voting member of Arbor's credit committee. Mr. Guziewicz has more than 30 years of commercial mortgage underwriting experience. Prior to joining Arbor, he was a Director for Merrill Lynch & Co., Inc., where he was responsible for managing the underwriting of loans from $50 million to over $5 billion, which were originated for securitization or private placement in capital markets. He has also held positions at Deutsche Bank Securities, Inc., Aetna Real Estate Investments and GE Capital.

        John Natalone.    Mr. Natalone has served as our Executive Vice President—Treasury and Servicing since 1995 and is responsible for managing all of our financing and bank relationships and Arbor's Asset and Credit Risk Management functions. In addition, he also oversees Arbor's Treasury and Servicing operations and is a member of Arbor's loan committee. Mr. Natalone joined Arbor National Holdings, Inc., the predecessor company of ACM, and held the title of Senior Director, Office of the

President from 1991 to 1995, where he assisted the President in running various business units. Prior to joining Arbor, Mr. Natalone held positions at GE Mortgage and Ernst & Young.

        Thomas Murphy.    Mr. Murphy has more than 25 years of professional experience in the information technology field and serves as Arbor's Executive Vice President—Chief Information Officer. Prior to joining Arbor in 2004, Mr. Murphy was the Chief Information Officer at Titleserv Inc., an electronic real estate title and settlement services company. He also brings a wealth of IT experience to Arbor from previous positions at Bank America Mortgage, Lending Solutions, Inc., First Boston Capital Group, Lockheed Martin Information Management Systems and IBM Corporation.

        Bonnie Habyan.    Ms. Habyan, Executive Vice President—Chief Marketing Officer, joined Arbor in 2004 and her current responsibilities encompass a comprehensive scope of marketing operation functions that include corporate marketing, new business development, client systems and marketing automation. Her role was recently expanded to include the management of Arbor's technology and automation initiatives as they relate to the customer journey and loan origination process. Ms. Habyan led a team to develop and implement Arbor Loan Express (ALEX), our first automated online loan processing system, and recently was appointed to serve on Fannie Mae's DUS® Technology Subcommittee. She has been at Arbor for over 10 years, serving as Vice President of Marketing and Senior Vice President before advancing to her current role.

        Daniel P. Kenny.    Mr. Kenny, Executive Vice President—Chief Asset Manager, Servicing and Asset Management, leads the post-closing activities in support of Arbor's agency and balance sheet lending programs. A 30-year commercial real estate industry veteran, Mr. Kenny joined Arbor in 2011. Earlier in his career, Mr. Kenny held senior-level positions at several other commercial real estate investment and lending organizations, including KeyBank, Dillon Read Capital Management UBS Investment Bank, Bayerische Hypo und Vereinsbank, Skopbank, CorEast Savings Bank and Chase Manhattan Bank.

        Frank Lutz.    Mr. Lutz, Executive Vice President—Chief Production Officer, joined Arbor in 2018 and is responsible for overseeing Arbor's agency lending platforms for business development and our national production network and originations team. He also serves as a liaison between our agency partners as it relates to production. Mr. Lutz has over 25 years of multifamily agency experience. Prior to joining Arbor, Mr. Lutz was a Senior Vice President, Fannie Mae Liaison with Berkadia from 2011 to 2018 and was responsible for managing Berkadia's Fannie Mae and Freddie Mac production relationships. While there, he also served as the Chairman of the Fannie Mae DUS® Advisory Council. Prior to joining Berkadia, Mr. Lutz was with Fannie Mae where he served as Vice President, Customer Management for the Northeast.

        Howard Leiner.    Mr. Leiner, Executive Vice President—Chief Technology Officer, joined Arbor in December of 2018 and is responsible for overseeing all of the strategic, operational and technical management of Arbor's enterprise-wide technology infrastructure. Prior to joining Arbor, Mr. Leiner served as Managing Director, Global Head of Private Bank Technology for Goldman Sachs. While at Goldman Sachs, he also held the roles of Managing Director, Global Head of Foreign Exchange Trading and Sales Technology as well as Managing Director, Global Head of Mortgage Trading and Sales Technology.

        Steven Katz.    Mr. Katz, Executive Vice President and Chief Investment Officer—Residential Financing, joined Arbor in February 2019 and is responsible for growing Arbor's presence in the residential real estate market, including our Single-Family Rental (SFR) portfolio platform. He has more than 25 years of experience in mortgage trading, securitization, banking and servicing. Prior to joining Arbor, Mr. Katz served as a Managing Director for Morgan Stanley, where he was responsible for leading the residential loan trading and lending groups. In his previous role, he served as Chief Executive Officer and Chief Investment Officer for Seneca Mortgage, a brand of privately held entities focused on residential mortgage servicing and investments. He previously worked with the Arbor family of companies serving as Chief Investment Officer for Arbor Residential Mortgage from 2008 to 2013.

        Thomas Ridings.    As Arbor's Chief Accounting Officer, Mr. Ridings is responsible for overseeing our accounting operations and financial reporting functions, including budgeting and internal audit. Mr. Ridings joined Arbor in 2013. Prior to joining Arbor, Mr. Ridings worked at W. P. Carey Inc., a publicly traded, diversified REIT and a leading global owner and manager of commercial real estate, from 2004 to 2013. At W. P. Carey he served in various positions including Executive Director, Chief Audit Executive, Chief Risk Officer and Chief Accounting Officer. From 2000 to 2004, Mr. Ridings served in various accounting and financial reporting roles at Computer Associates, a publicly traded, global software company. Mr. Ridings also worked at Ernst & Young, LLP where he held various positions in their assurance services practice from 1990 to 2000. He is a Certified Public Accountant.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Compensation Philosophy and Principles

        The Compensation Committee is aware that the real estate finance industry is highly competitive and that experienced professionals have significant career mobility. We compete for executive talent with a large number of real estate investment companies and specialty finance companies, some of which are privately owned and some of which are publicly traded and have significantly larger market capitalization than us. We are a specialized company in a highly competitive industry and our ability to attract, retain and reward our "named executive officers" and other key employees is essential to maintaining our competitive position in the real estate finance industry. For 2018, our "named executive officers" are Mr. Kaufman, our Chief Executive Officer, Mr. Elenio, our Chief Financial Officer, and Messrs. Weber, Caulfield and Kilgore, the three most highly compensated executive officers (other than our Chief Executive Officer and our Chief Financial Officer) who were serving as our executive officers as of the end of 2018.

        Prior to May 31, 2017, we were externally managed and advised by ACM. Effective May 31, 2017, we exercised our option to fully internalize our management team and terminate the existing management agreement. Prior to the termination of the management agreement, we were required to reimburse ACM for a portion of the base salaries and annual cash bonuses paid to employees of ACM who provided services to us. Prior to May 31, 2017, the cash compensation and benefits paid or provided to Mr. Elenio, and disclosed and described herein, were provided by ACM. Effective June 1, 2017, Mr. Elenio was compensated directly by us. Messrs. Kaufman, Weber, Caulfield and Kilgore were compensated directly by us during 2017.

        The Compensation Committee's goal is to maintain compensation programs that are competitive within our industry, reward executives if we achieve our operational, financial and strategic goals and build stockholder value. In determining the form and amount of compensation payable by us to the named executive officers, the Compensation Committee is guided by the following objectives and principles:

  •
  Compensation levels should be sufficiently competitive to attract, motivate and retain key executives.  We aim to ensure our executive compensation program attracts, motivates and retains high performance talent and rewards them for the Company achieving and maintaining a competitive position in our industry. The Compensation Committee believes that total compensation should increase with position and responsibility.

  •
  Compensation related directly to performance and incentive compensation should constitute a substantial portion of total compensation.  We aim to promote a pay-for-performance culture, with a substantial portion of total compensation being "at risk." Accordingly, a substantial portion of total compensation should be tied to and vary with our operational, financial and strategic performance, as well as individual performance. The Compensation Committee believes that executives with greater roles and the ability to directly impact our strategic goals and long-term results should bear a greater proportion of the risk if these goals and results are not achieved.

  •
  Long-term incentive compensation should align executives' interests with the Company's stockholders.  Awards of equity-based compensation encourage executives to focus on our long-term growth and prospects and motivate executives to manage the Company from the perspective of owners with a meaningful stake in the Company, as well as to focus on long-term career orientation.

        The Compensation Committee does not employ a specific policy, practice or formula regarding an allocation between cash and non-cash compensation with respect to compensation paid to our executives.

        The Compensation Committee reviews at least annually, the goals and objectives of our executive compensation plans, incentive compensation plans, equity-based plans and other compensation and employee benefit plans. The Compensation Committee believes that our compensation and benefits are competitive with its peers and provide appropriate incentives for strong performance.

Compensation Setting Process

  Management's Role in the Compensation-Setting Process

        The Compensation Committee believes our Chief Executive Officer, Mr. Kaufman, is in the best position to determine the responsibilities of each other named executive officer and observe how well each executive performs his responsibilities. Mr. Kaufman provides recommendations to the Compensation Committee regarding base salary levels and the form and amount of the annual cash incentive awards and stock-based compensation paid to all of our other named executive officers. Mr. Kaufman's recommendations are based on his evaluation of each other named executive officer's performance, contribution toward achieving operational, financial and strategic goals, current and historical compensation elements and our financial performance. The Compensation Committee has the ability to modify any of these recommendations and is solely responsible for ultimately determining and approving all of our compensation arrangements for these named executive officers. Additionally, Mr. Kaufman and our other officers provide compensation and other information to the Compensation Committee upon its request.

        Mr. Kaufman does not participate in any deliberations or approvals by the Compensation Committee with respect to his compensation.

        See "Determining Compensation Levels" below for more information about the Compensation Committee's process for determining the compensation of the named executive officers.

  Compensation Consultants

        The Compensation Committee's charter provides the committee with the sole authority to retain, terminate, obtain advice from, oversee and compensate any compensation consulting firm or other adviser as it deems appropriate. We have provided appropriate funding to the Compensation Committee to do so.

        For 2018, the Compensation Committee did not engage a compensation consultant to advise on the compensation of our executive officers as it continued to apply the principles developed with FPL Associates, its consultant, in 2014. FPL Associates has no other relationships with us and is considered an independent third-party advisor. The Compensation Committee conducted a specific review of its relationship with FPL Associates and determined that its work for the Compensation Committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act"), by the SEC and by the NYSE. The Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

  Determining Compensation Levels

        The Compensation Committee annually determines targeted total compensation levels, as well as the individual compensation components for the named executive officers. In making such determinations, the Compensation Committee reviews and considers: (1) recommendations of our Chief Executive Officer (for the other named executive officers); (2) historical compensation levels for each named executive officer; (3) industry and market conditions and our future objectives and challenges; and (4) overall effectiveness of the executive compensation program. The Compensation Committee does not utilize specific performance-based goals and does not engage in benchmarking compensation, but reviews general industry trends as well as our overall performance in determining targeted total compensation levels.

        Based upon its review of the applicable factors described above, the Compensation Committee approved the total compensation payable to Mr. Kaufman with respect to his service in 2018. Based upon discussions and recommendations of our Chief Executive Officer, and upon its review of the applicable factors described above, the Compensation Committee approved the base salary and incentive awards of each of Messrs. Elenio, Weber, Caulfield and Kilgore with respect to their service in 2018. The Compensation Committee believes these approved forms and levels of compensation are reasonable, appropriate and in line with our compensation philosophy and principles.

  Elements of Compensation

        Total compensation for the named executive officers is generally comprised of the following components:

  •
  base salary;

  •
  annual cash incentive awards;

  •
  stock-based incentive awards; and

  •
  retirement and other benefits.

        Other than Mr. Kaufman's amended annual incentive agreement ("Annual Incentive Agreement") described below in "Executive Compensation in 2019," our named executive officers do not have employment, severance or change of control agreements, although their restricted stock award agreements provide for accelerated vesting upon a change of control as further described under "Stock-Based Incentive Awards—Stock Awards." All of the named executive officers are employed at will, which enables us to terminate their employment at any time and for any reason. This is consistent with our performance-based employment and compensation philosophy.

  Base Salary

        Salaries provide executives with a base level of income and help achieve the objectives outlined above by attracting and retaining strong talent with the skills and experience necessary to achieve our key business objectives. The Compensation Committee reviewed and approved, with respect to 2018, the base salaries of Messrs. Kaufman, Elenio, Weber, Caulfield and Kilgore. Generally, base salaries are not based upon specific measures of corporate performance, but are determined by: (1) tenure of service; (2) scope and complexity of the position, including current job responsibilities; (3) an evaluation of each officer's individual performance and contribution to our operational, financial and strategic goals and objectives; and (4) with respect to the named executive officers other than Mr. Kaufman, the recommendations of our Chief Executive Officer. Consistent with compensation practices commonly applied in the real estate finance industry, salaries generally consist of a lower percentage of an executive's total compensation, with a substantial portion of total compensation coming from incentive compensation that is tied to our performance.

        Please refer to the "Summary Compensation Table for 2018" below for a further description of the base salaries paid to our named executive officers with respect to their services during 2018.

  Annual Incentive Awards

        We aim to promote a pay-for-performance culture, with a substantial portion of total compensation being "at risk." The annual incentive award may be in the form of cash, stock-based awards or a combination thereof, at the discretion of the Compensation Committee. We do not have a specific policy, practice or formula regarding an allocation between the cash component and the stock-based component. These awards are designed to help achieve the objectives of the compensation program and may vary significantly from year to year. In 2018, the Compensation Committee did not establish any specific performance-based goals that must be met in order to receive the annual incentive award.

        The Compensation Committee believes that the structure and ultimate payout amounts of the incentive awards are appropriate to attract, retain and reward the named executive officers, are competitive with those offered by our peers, provide a strong, long-term performance and retention incentive, support a pay-for-performance culture and increase each named executive officer's vested interest in the Company.

        The Compensation Committee determines the annual incentive awards of the named executive officers in amounts relative to each individual's contributions and responsibilities. Individuals with increased ability to directly impact our performance were allocated larger awards because they bear a greater proportion of the risk that compensation will decrease if we do not perform as expected. We paid cash incentive awards to the following executives with respect to their performance in 2018:

        Mr. Elenio received an annual cash incentive award of $850,000 with respect to his work on behalf of the Company.

        Mr. Weber received an annual cash incentive award of $1,000,000 for managing our loan portfolio and origination platform.

        Mr. Caulfield received an annual cash incentive award of $1,000,000 for managing our Agency origination production.

        Mr. Kilgore received an annual cash incentive award of $900,000 for managing our securitization platform.

        Our independent directors approved the payment of a $3,850,000 cash bonus to Mr. Kaufman with respect to his work on our behalf for the year ended December 31, 2018, under the terms of an Annual Incentive Agreement described below in "Executive Compensation in 2019."

  Stock-Based Incentive Awards

        Since the Company's formation in 2003, the Compensation Committee has granted our named executive officers (as well as certain other employees of ours, employees of the Former Manager who provided us services and our non-management directors) stock awards, consisting of shares of our common stock that may, in the discretion of the Compensation Committee, either: (i) vest annually over a multi-year period, subject to the recipient's continued service to us; or (ii) vest immediately. The recipients of these awards realize value as the common stock underlying the awards vest, with the value increasing if our stock performance increases after the date of grant. Additionally, all of the common stock underlying these restricted stock awards, whether or not vested, is entitled to cash dividends paid to our stockholders because we feel that this further aligns the interests of the holders with those of our stockholders generally.

        The Compensation Committee believes that stock-based awards must be sufficient in size and value to achieve our goals of both providing a strong, long-term performance and retention incentive for named executive officers and increasing their vested interest in the Company. In determining the equity component of a named executive officer's compensation, the Compensation Committee considers all relevant factors, including the Company's performance and relative stockholder return, the awards granted in past years and the relative value of the awards.

        Stock-Based Awards for 2018.    Consistent with its historical practice of granting annual stock-based awards to the named executive officers with respect to their service to the Company and performance in the most recently completed fiscal year, in 2019, the Compensation Committee granted certain of our named executive officers stock-based awards, consisting of restricted stock with a multi-year vesting schedule under our 2017 Amended Omnibus Stock Incentive Plan ("2017 Stock Incentive Plan") with respect to their service to the Company and performance in 2018. On March 8, 2019, the Compensation Committee granted an aggregate of 326,192 shares of restricted stock to certain of our employees with respect to their 2018 performance, of which 90,763 shares, in the aggregate, were granted to Messrs. Elenio, Weber, Caulfield and Kilgore. One third of the shares were vested as of the date of grant, one third will vest in March 2020, and the remaining third will vest in March 2021 (subject to the executives continued employment). In addition, Mr. Kaufman was granted, in accordance with his Annual Incentive Agreement: (i) 58,738 shares of restricted stock, of which one quarter of the shares were vested as of the date of grant and one quarter will vest on each of the first, second and third anniversaries of the date of grant; (ii) performance-vesting restricted stock units which vest at the end of a four-year performance period based upon our achievement of total shareholder return objectives, and which entitle Mr. Kaufman to receive up to 352,427 shares of common stock; and (iii) 294,985 shares of restricted stock after obtaining certain performance based goals related to the integration of the acquisition of our Former Manager's Agency business completed in 2016 (the "Acquisition"), which vest in full on the third anniversary in August 2022.

        We do not have a formal policy on timing equity compensation grants in connection with the release of material non-public information to affect the value of compensation. The Compensation Committee has generally granted stock-based awards once a year.

        Future Grants of Stock Options.    The Compensation Committee has traditionally viewed restricted stock awards as more effective than stock options in achieving our compensation objectives. However, the Compensation Committee also considers stock options, in addition to restricted stock awards, as a viable tool to retain key employees. To the extent that the Compensation Committee decides to grant stock options in the future, it is anticipated that: (i) the exercise price for the stock options will be equivalent to the market price of the underlying common stock on the date of grant; (ii) the stock options will vest over a multi-year period; and (iii) the stock options will be exercisable for a maximum of ten years from the date of grant. Stock options align employee incentives with the interests of stockholders because they have value only if our stock price increases over time. The Compensation Committee believes that the ten-year term of the stock options will help focus employees on our long-term growth. Given that stock options vest over a multi-year period, stock options are intended to help retain key associates and keep employees focused on long-term performance. To date, no such options have been granted.

  Retirement and Other Benefits

        We maintain a 401(k) plan for our employees, including the named executive officers, as a source of retirement income by enabling participants to save on a pre-tax basis and by providing Company matching contributions. All of the named executive officers participated in the 401(k) plan in 2018. We do not maintain any non-qualified deferred compensation plans that would allow the named executive officers to elect to defer receipt (and taxation) of their base salaries, bonuses or other compensation, nor do we maintain a defined benefit pension plan.

        The named executive officers are eligible to participate in our active employee flexible benefits plans, which are generally available to all our employees. Under these plans, all employees are entitled to medical, dental, vision, life insurance and long-term disability coverage. Additionally, all of our employees are entitled to vacation, sick leave and other paid holidays. The Compensation Committee believes that our commitment to provide the employee benefits described above recognizes that the health and well-being of our employees contribute directly to a productive and successful work life that enhances results for the Company and its stockholders.

        In 2018, we provided all of our named executive officers with (i) $250,000 of life insurance coverage and (ii) long-term disability coverage with a maximum annual benefit of $120,000.

        For further information regarding the premiums paid on the named executive officers' insurance policy, please refer to the "Summary Compensation Table for 2018" below.

Advisory Vote to Approve Named Executive Officer Compensation

        In the 2011 annual meeting of stockholders, the Board resolved to accept the stockholders' recommendation to hold an advisory vote on the compensation of our named executive officers every three years. Accordingly, we conducted an advisory vote on the compensation of our named executive officers at our 2014 and 2017 annual meetings of stockholders, at which 93% and 90%, respectively, of the votes cast were in favor of this advisory proposal. The Compensation Committee believes this favorable outcome conveyed our stockholders' support of the Compensation Committee's decisions and the existing executive compensation programs. As a result, the Compensation Committee made no material changes in the structure of our compensation programs or pay for performance philosophy, except with respect to Ivan Kaufman's Annual Incentive Agreement described in "Executive Compensation in 2019" below.

        The Board and the Compensation Committee continue to expect to take the results of the 2017 vote and future votes into consideration when making future compensation decisions with respect to the named executive officers, but are not required to do so.

Deductibility of Executive Compensation

        Subsequent to the Tax Cuts and Jobs Act of 2017 ("Tax Act"), which is effective for taxable years beginning after December 31, 2017, Section 162(m) of the Internal Revenue Code generally no longer allows a tax deduction for "performance-based" compensation paid to each "covered employee" (the chief executive officer and three other most highly compensated executive officers other than the chief financial officer) over $1,000,000 in one year, subject to transition relief for certain grandfathered arrangements in effect as of November 2, 2017. In addition, among the changes to Section 162(m) under the Tax Act, the covered employees will be expanded to include the chief financial officer, and once one of our named executive officers is considered a covered employee, the named executive officer will remain covered employees as long as they receive compensation from us. The Committee has not adopted a formal policy that requires all compensation paid to the named executive officers to be fully deductible.

Executive Compensation in 2019

        We have an Annual Incentive Agreement with Ivan Kaufman, which generally sets forth the agreement between Mr. Kaufman and us with respect to Mr. Kaufman's annual base salary and incentive compensation from the Company as Chief Executive Officer. That agreement also provides for certain incentive compensation dependent on our successful integration of the Acquisition. Under the terms of the agreement, Mr. Kaufman will have an annual base salary of $1,000,000 and an annual performance cash bonus target opportunity of 220% of base salary (with a threshold annual bonus opportunity of 110% and a maximum annual bonus opportunity of 330% of base salary—with the opportunity to earn an additional $550,000 annually in the event of extraordinary performance with respect to corporate capital growth goals). The goals applicable to the annual performance bonus will relate to our adjusted funds from operations, corporate capital growth (as noted above), balance sheet-management and efficiency, the relative risk of our portfolio, the growth of our Agency servicing portfolio and the Compensation Committee's assessment of Mr. Kaufman's leadership and achievement of subjective goals during the calendar year. These goals (and the other goals contemplated by the agreement) are to be set by the Compensation Committee of our Board of Directors.

        The agreement further provides for: (i) annual grants of three-year time-vesting restricted stock with a value at grant of $550,000; (ii) annual grants, for a five year period, of performance and time based-vesting restricted stock with an annual grant value of $3,000,000, dependent on reaching certain goals relating to our integration of the Acquisition, including originations, growth in the servicing portfolio and the weighted average servicing fee; and (iii) performance-vesting restricted stock units with an annual value at grant of $3,300,000, relating to our total shareholder return objectives. Each grant of performance and time based-vesting restricted stock noted in clause (ii) above will vest in full on the third anniversary of the grant date. The performance-vesting restricted stock units noted in clause (iii) above will vest, in whole or in part, based on the attainment of total shareholder return goals over a four-year period. In March 2017, 2018 and 2019, the Compensation Committee granted Mr. Kaufman performance-vesting restricted stock units under clause (iii) above, which entitle Mr. Kaufman to receive up to 448,980 shares, 381,503 shares and 352,427 shares, respectively, of common stock which vest at the end of a four-year performance period based upon our achievement of total shareholder return objectives.

        The agreement also provides for the treatment of the various incentive awards upon a termination of Mr. Kaufman's employment. Among other things, the agreement provides that in the event of a termination of employment by the Company without cause or by Mr. Kaufman for good reason (as such terms are defined in the agreement), then the annual bonus for the year of termination will be paid out at the target level of performance (which is 220% of base salary), all unvested restricted stock issued pursuant to clauses (i) and (ii) in the preceding paragraph will vest in full and performance-vesting restricted stock units described in clause (iii) of the preceding paragraph will vest pro-rata based on the elapsed portion of the performance period (based upon actual performance).

        The agreement also provides that the value of Mr. Kaufman's annual cash bonus and equity incentive awards will increase by 10% for each increase of 25% in our GAAP equity capitalization, measured year-over-year (from December 31, 2016) through the first day of any subsequent calendar year.

        In March 2019, the Compensation Committee approved the salaries of Messrs. Kaufman, Elenio, Weber, Caulfield and Kilgore for 2019, all of which did not increase from 2018.

        The Compensation Committee intends to continue its strategy of compensating our named executive officers through programs that emphasize incentive compensation, fostering a pay-for-performance culture. To that end, a majority of executive compensation will continue to be tied to Company and individual performance, while maintaining an appropriate balance between cash and non-cash compensation.

Management Agreement

        Effective May 31, 2017, we exercised our option to fully internalize our management team and terminate the existing management agreement, which included the transfer of approximately 100 employees. Prior to May 31, 2017, we were previously externally managed and advised by ACM, who provided us with a variety of advisory and professional services vital to our operations (including underwriting, accounting and treasury, compliance, marketing, information technology and human resources) which were reimbursed to ACM at actual cost. ACM's cost included the allocable portion of the base salaries, annual cash bonuses and employee benefits paid to our Former Manager's employees who provided such services to us. Therefore, prior to May 31, 2017, the cash compensation and benefits paid or provided to Mr. Elenio were provided by ACM and included in the management fee. Effective June 1, 2017, Mr. Elenio was compensated directly by us.

        The 2017 and 2016 base management fees were $6.7 million and $12.6 million, respectively. A portion of this amount represented our allocable portion of the base salary and annual cash bonus paid to Mr. Elenio with respect to his service to us while he was employed by ACM.

Compensation Committee Report on Executive Compensation

        The Compensation Committee reviewed and discussed the "Compensation Discussion and Analysis" with our management. Based upon this review and their discussions, the Compensation Committee recommended that the Board of Directors include the "Compensation Discussion and Analysis" in our proxy statement for the 2019 annual meeting of stockholders. In addition, the Compensation Committee considered whether our executive compensation program encourages unnecessary risk taking and has concluded that it does not.

Compensation Committee:
William C. Green (Chairman) William Helmreich Melvin F. Lazar Elliot Schwartz George Tsunis

        April 9, 2019

Executive Compensation

Summary Compensation Table for 2018

        The following table sets forth the total compensation amounts paid to our named executive officers for the years ended December 31, 2018, 2017 and 2016.

Name and Principal Position	Year		Salary ($)	Bonus ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Ivan Kaufman	2018		1,000,000	3,850,000	5,796,313	5,250	10,651,563
Chief Executive Officer	2017		1,000,000	3,850,000	4,612,420	5,970	9,468,390
and President	2016		1,000,000	3,500,000	1,367,277	5,895	5,873,172
Paul Elenio	2018		500,000	850,000	349,996	5,250	1,705,246
Chief Financial Officer	2017		500,000	750,000	400,500	5,970	1,656,470
	2016	(3)	442,655	1,216,732	331,500	5,241	1,996,128
Fred Weber	2018		500,000	1,000,000	199,996	5,250	1,705,246
Executive Vice President—	2017		500,000	1,000,000	200,250	5,970	1,706,220
Structured Finance	2016		500,000	1,250,000	198,237	5,895	1,954,132
John Caulfield	2018		500,000	1,000,000	299,988	5,250	1,805,238
Chief Operating Officer—	2017		500,000	1,000,000	150,188	5,970	1,656,158
Agency Lending	2016		N/A	N/A	N/A	N/A	N/A
Gene Kilgore	2018		500,000	900,000	299,988	5,250	1,705,238
Executive Vice President—	2017		500,000	800,000	175,219	5,970	1,481,189
Structured Securitization	2016		500,000	800,000	173,441	5,895	1,479,336

(1)
Represents the aggregate grant date fair value of restricted common stock awards and performance-vesting restricted stock units granted in the respective years, determined in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 Compensation—Stock Compensation ("ASC 718") and represents the probable outcome of the performance condition. See "Executive Compensation—Compensation Discussion and Analysis—Compensation Setting Process—Stock-Based Incentive Awards" for further information on stock awards.

(2)
Amounts reflect our matching contributions to the 401(k) plan and basic term life insurance.

(3)
Prior to the termination of our management agreement with ACM effective May 31, 2017, Mr. Elenio did not receive cash compensation or benefits from us for serving as our executive officer, other than the cash bonus amounts that are stated below. Prior to June 1, 2017, he was employed and compensated by our Former Manager, ACM, who was reimbursed $914,628 in cash as our allocable portion of the annual salary and bonus payable to Mr. Elenio in 2016. In addition, our independent directors approved the payment of a cash bonus of $750,000 by the Company to Mr. Elenio with respect to his work on behalf of the Company for the year ended December 31, 2016. See "Compensation Discussion & Analysis—Management Agreement" for further information.

Grants of Stock-Based Awards for 2018

        The following shares of restricted common stock and performance-vesting restricted stock units were granted to the named executive officers pursuant to our stock incentive plans in effect at the grant dates and Annual Incentive Agreement during 2018.

Name	Grant Date	Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock Awards ($)(2)
Ivan Kaufman	03/09/18	445,087	1,356,880
	08/01/18	294,985	3,356,929
Paul Elenio	03/09/18	40,230	351,610
Fred Weber	03/09/18	25,000	218,500
John Caulfield	03/09/18	22,989	200,924
Gene Kilgore	03/09/18	28,736	251,153

(1)
Represents restricted common shares, granted to the named executive officers, and performance-based restricted stock and performance-based restricted stock units, granted to Mr. Kaufman, in 2018 with respect to their 2017 performance.

(2)
Represents the aggregate grant date fair value of restricted common stock awards and performance-vesting restricted stock units granted in the respective years, determined in accordance with ASC 718. See "Executive Compensation—Compensation Discussion and Analysis—Compensation Setting Process—Stock-Based Incentive Awards" for further information on stock awards.

        Cash dividends are paid on all outstanding shares of restricted stock at the same rate as is paid to all stockholders, which was $0.98 per share for 2018. See "Executive Compensation—Compensation Discussion and Analysis—Forms of Compensation—Stock-Based Incentive Awards" for further information. In addition, in December 2018, our Board of Directors declared a special dividend of $0.15 per common share, which was paid in a combination of $2.5 million of cash and 901,432 common shares in January 2019.

Outstanding Equity Awards at 2018 Fiscal Year-End

        The table below lists the number of shares of restricted common stock and performance-vesting restricted stock units held by each of our named executive officers as of December 31, 2018.

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Ivan Kaufman	2,007,046	(3)	20,210,953
Paul Elenio	43,486	(4)	437,904
Fred Weber	25,001	(5)	251,760
John Caulfield	21,576	(6)	217,270
Gene Kilgore	26,448	(7)	266,331

(1)
For all named executive officers, as of December 31, 2018, these shares were subject to the terms of the restricted stock award agreements, and additionally for Mr. Kaufman, the Annual Incentive Agreement.

(2)
Based on the closing stock price of our common stock on December 31, 2018 of $10.07.

(3)
Of the 755,215 unvested restricted common stock awards for Mr. Kaufman, 52,161 shares vested in March 2019, while 34,604 shares and 15,896 shares will vest in March 2020 and 2021, respectively, and 357,569 shares and 294,985 shares will vest in August 2020 and 2021, respectively. The 1,251,831 performance-vesting restricted stock units granted to Mr. Kaufman will vest, in whole or in part, based on the attainment of total shareholder return goals over a four-year period. In addition, the performance vested restricted stock units excludes 445,765 performance vested restricted stock units that fully vested based on total shareholder return goals over the four-year period ended December 31, 2018, which was paid with 203,492 of net settled common shares in February 2019.

(4)
Of the 43,486 unvested stock awards for Mr. Elenio, 30,076 shares vested in March 2019, while 13,410 shares will vest in March 2020.

(5)
Of the 25,001 unvested stock awards for Mr. Weber, 16,667 shares vested in March 2019, while 8,334 shares will vest in March 2020.

(6)
Of the 21,576 unvested stock awards for Mr. Caulfield, 13,913 shares vested in March 2019, while 7,663 shares will vest in March 2020.

(7)
Of the 26,448 unvested stock awards for Mr. Kilgore, 16,870 shares vested in March 2019, while 9,578 shares will vest in March 2020.

Vested Stock-Based Awards for 2018

        The table below lists the number of shares of restricted common stock held by each of our named executive officers that vested (pursuant to the terms of the related restricted stock award agreement and Annual Incentive Agreement in connection to Mr. Kaufman) during 2018.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Ivan Kaufman(2)	516,497	5,963,585
Paul Elenio	46,743	411,700
Fred Weber	26,632	234,494
John Caulfield	17,649	155,214
Gene Kilgore	25,591	225,179

(1)
Value realized equals the fair market value of the shares on the date the shares vested.

(2)
Includes 445,765 performance vested restricted stock units that fully vested based on total shareholder return goals over the four-year period ended December 31, 2018, which was paid with 203,492 of net settled common shares in February 2019.

Potential Payments Upon Change in Control or Termination

        Except for the Annual Incentive Agreement with Mr. Kaufman entered into in March 2017, as described above in "Executive Compensation in 2018," we do not maintain employment, severance or change in control agreements with any of the named executive officers and, therefore, we are not obligated to pay cash severance to any of the named executive officers, other than Mr. Kaufman, upon a termination of their employment.

  Change in Control

        The restricted stock award agreements that govern the shares of restricted common stock granted to the named executive officers pursuant to our 2017 Stock Incentive Plan provides for the full vesting of such shares in the event of a "change of control" (as defined in the agreement) of the Company. If a change in control had occurred on December 31, 2018, the market value of the shares of restricted common stock held by each named executive officer that would have become vested, based on the closing stock price of $10.07 on December 31, 2018, was equal to: (i) Mr. Kaufman, $7,605,015; (ii) Mr. Elenio, $437,904; (iii) Mr. Weber, $251,760; (iv) Mr. Caulfield, $217,270; and (v) Mr. Kilgore, $266,331.

  Termination

        If Mr. Kaufman's employment was terminated on December 31, 2018: (i) by the Company without cause; or (ii) by Mr. Kaufman for "good reason" (as defined in the agreement), the unvested shares of restricted common stock he held would have become vested and he would have been entitled to the same value described under "Change in Control" above. In addition, the market value of the pro-rata performance-vesting restricted stock units that would have vested based on the terms of his Annual Incentive Agreement was equal to $10,892,135, based on the closing stock price of $10.07 on December 31, 2018.

CEO Pay Ratio

        As required by Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K, we are required to disclose the ratio of our median employee's annual total compensation to the annual total compensation of our principle executive officer. We decided to use the same median employee identified last year since there has been no significant changes in our employee population or compensation arrangements for 2018 that would impact the methodology that was used to calculate the median employee in 2017.

        To identify the median employee from our employee population in 2017, we compared the total compensation amounts of our employees as reflected in our payroll records and reported to the Internal Revenue Service on Form W-2 for 2017. Since all of our employees are located in the United States, we did not make any cost-of-living adjustments in identifying the median employee. The salaries for permanent employees who were hired during 2017 and were working for us as of December 31, 2017 were annualized. We also annualized the compensation of all employees that transferred to us in connection with the internalization of our management team and termination of management agreement effective May 31, 2017.

        For 2018, the total compensation of our median employee was $108,092, and the annual total compensation of Mr. Kaufman was $10,651,563, which is reported in the "Total" column of our 2018 Summary Compensation Table included in this proxy statement. As a result, Mr. Kaufman's annual total compensation was 99 times that of the annual total compensation of our median employee.

        The pay ratio reported above is a reasonable estimate calculated in a manner consistent with SEC rules based on our internal records and the methodology described above. Since the rules used for identifying the median of the annual total compensation allows a variety of methodologies, application of certain exclusions and reasonable estimates and assumptions, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Director Compensation

        The Compensation Committee's recommendations regarding compensation of our directors are reported to, and approved by, the full Board of Directors. For 2018, the Compensation Committee did not engage a compensation consultant to determine the compensation of its directors. However, in 2019, the Compensation Committee directly engaged FPL Associates, an independent third-party advisor, with respect to the future compensation of its directors and, in March 2019, the Board of Directors approved an updated compensation program for the Company's directors, which is effective beginning in 2019 and summarized below.

        Each non-management director is paid a director's fee of $175,000 per year consisting of $75,000 of cash and approximately $100,000 in stock. Also, the lead director is paid an additional fee of $50,000 per year, each independent director who serves as chairman of the Audit Committee is paid an additional fee of $25,000 per year, each independent director who serves as chairman of the Compensation Committee is paid an additional fee of $15,000 per year, and each independent director who serves as chairman of the Corporate Governance Committee is paid an additional fee of $15,000 per year. Additionally, each independent director who serves on a committee is paid an additional fee per year of $10,000 for the Audit Committee (other than the chairman) and the Compensation Committee (other than the chairman), and $5,000 for the Corporate Governance Committee (other than the chairman). In addition, we reimburse all directors for reasonable out-of-pocket expenses incurred in connection with their services on the Board of Directors. We also reimburse all directors up to $2,500 per year for continuing education costs incurred in connection with their services on the Board of Directors.

        The updated compensation program also implemented a minimum level of equity ownership for each director, beginning January 1, 2019. The required minimum level of equity ownership for each director is five times the level of total cash compensation received by each director in the prior calendar year. New directors shall have five years to reach the required level of equity ownership. If any director should fall below the required level of equity ownership, such director will have one year to come into compliance with the policy.

2018 Director Compensation Table

        The following table sets forth the compensation amounts paid by us to our directors for the year ended December 31, 2018.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Archie R. Dykes	75,000	85,390	160,390
Karen K. Edwards	28,125	85,390	113,515
Edward Farrell	35,000	42,497	77,497
William C. Green	140,000	85,390	225,390
William Helmreich	80,000	85,390	165,390
Melvin F. Lazar	95,000	85,390	180,390
Joseph Martello(2)	75,000	—	75,000
Elliot Schwartz	37,917	42,497	80,414
George Tsunis	85,000	85,390	170,390

(1)
Represents the aggregate grant date fair value of common stock awards granted in 2018, determined in accordance with ASC 718. The number of shares and grant date fair value of common stock awards granted during 2018 are set forth below. Each of these awards consisted of shares of common stock that were issued without vesting restrictions as of the grant date.

Name	Number of Shares Granted (#)	Grant Date Fair Value of Stock Awards ($)
Archie R. Dykes	9,770	85,390
Karen K. Edwards	9,770	85,390
Edward Farrell	4,191	42,497
William C. Green	9,770	85,390
William Helmreich	9,770	85,390
Melvin F. Lazar	9,770	85,390
Joseph Martello(2)	—	—
Elliot Schwartz	4,191	42,497
George Tsunis	9,770	85,390

(2)
Mr. Martello, the Chief Operating Officer of Arbor Management, LLC (which is the managing member of ACM) did not receive restricted shares for his service as a director.

        On March 8, 2019, the Compensation Committee granted each of our non-management directors an award of 7,892 shares of fully vested common stock, with a grant date of March 8, 2019.

Compensation Committee Interlocks and Insider Participation

        Messrs. Green, Lazar, Tsunis and Dr. Helmreich served as members of our Compensation Committee during 2018. Dr. Helmreich has been retained as a part-time consultant in the capacity of Chairman for Academic Affairs by North Shore Hebrew Academy since 2000. Prior to 2000, Dr. Helmreich was the President of North Shore Hebrew Academy. Our Chairman and Chief Executive Officer, Mr. Kaufman, and Dr. Helmreich are both members of the Board of Trustees of North Shore Hebrew Academy High School.

Equity Compensation Plan Information

        The following table presents information as of December 31, 2018 regarding the 2017 Stock Incentive Plan, which is our only equity compensation plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders:
2017 Stock Incentive Plan	0	N/A	2,530,598
Equity compensation plans not approved by security holders	N/A	N/A	N/A

Total	0	N/A	2,530,598

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table indicates how many shares of our common stock and our special voting preferred stock are beneficially owned by: (i) each of our directors and each nominee for director; (ii) each of our executive officers; and (iii) all of our directors and executive officers as a group. The following table also indicates how many shares of our common stock and special voting preferred stock are beneficially owned by each person known to us to be the beneficial owner of more than five percent (5%) of the outstanding shares of our common stock and special voting preferred stock, in each case, based solely on, and as of the date of, such person's filing of a Schedule 13D or Schedule 13G with the SEC. Unless otherwise indicated, the persons named in the following table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

        The following table lists separately the outstanding shares of our special voting preferred stock that are currently held by ACM and our executive officers as a separate class of our voting securities. These shares of special voting preferred stock entitle the holder to one vote on all matters submitted to a vote of our stockholders and are paired with an equal number of common units of our operating partnership ("OP Units"), each of which is currently redeemable for cash or, at our option, shares of our common stock on a one-for-one basis. Each share of special voting preferred stock will be redeemed and cancelled by us upon the redemption of its paired operating partnership unit for cash or shares of our common stock. In accordance with SEC beneficial ownership rules, the following table attributes to ACM (and to Mr. Kaufman, as the controlling owner of ACM) beneficial ownership of the: (i) 14,772,918 shares of special voting preferred stock currently held by ACM; and (ii) 4,994,736 shares of common stock currently held by ACM.

	Shares of Common Stock Beneficially Owned(2)		Shares of Special Voting Preferred Stock Beneficially Owned(2)		Total Shares of Voting Stock Beneficially Owned(2)
Name and Address(1)	Number	Percentage	Number	Percentage	Number	Percentage
Ivan Kaufman(3)	5,988,582	7.0%	14,887,747	72.7%	20,876,329	19.6%
Arbor Commercial Mortgage, LLC(3)	4,994,736	5.8%	14,772,918	72.1%	19,767,654	18.6%
BlackRock, Inc.(4)	7,418,340	8.6%	—	—	7,418,340	7.0%
Archie R. Dykes	133,901	*	—	—	133,901	*
Edward J. Farrell	12,139	*	—	—	12,139	*
William C. Green	101,465	*	—	—	101,465	*
William Helmreich	198,489	*	—	—	198,489	*
Melvin F. Lazar	200,441	*	—	—	200,441	*
Elliot G. Schwartz	24,402	*	—	—	24,402	*
George Tsunis	53,852	*	—	—	53,852	*
Joseph Martello(5)	120,114	*	3,905,997	19.1%	4,026,111	3.8%
John J. Bishar, Jr.	108,291	*	26,704	*	134,995	*
John Caulfield(6)	127,394	*	15,010	*	142,404	*
Paul Elenio(6)	379,590	*	23,597	*	403,187	*
Andrew Guziewicz(6)	51,392	*	5,374	*	56,766	*
Bonnie Habyan(6)	109,518	*	5,104	*	114,622	*
Daniel P. Kenny(6)	79,373	*	3,450	*	82,823	*
Gene Kilgore(6)	396,659	*	42,641	*	439,300	*
Thomas Murphy(6)	61,855	*	18,220	*	80,075	*
John Natalone(5)(6)	224,079	*	3,859,769	18.8%	4,083,848	3.8%
Fred Weber(6)	466,634	*	57,620	*	524,254	*
Steven Katz	110,627	*	—	—	110,627	*
Howard Leiner	15,785	*	—	—	15,785	*
Thomas Ridings	94,370	*	—	—	94,370	*
All directors and executive officers as a group (22 persons)	9,058,952	10.5%	19,028,138	92.9%	28,087,090	26.4%
Total shares outstanding	85,955,995		20,487,544		106,443,539

*
Less than one percent.

(1)
Unless otherwise indicated in the following footnotes, the address for each person or entity listed in the table above is 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York, 11553.

(2)
Beneficial ownership is determined in accordance with the rules of the SEC and generally includes securities over which a person has voting or investment power and securities that a person has the right to acquire within 60 days of the date hereof.

(3)
Mr. Kaufman, together with Arbor Management, LLC, the managing member of ACM and an entity owned wholly by Mr. Kaufman, beneficially own approximately 30% of the outstanding membership interests of ACM. Amounts provided for Mr. Kaufman also includes the shares owned, and separately disclosed, by ACM.

(4)
Based on information included in the Schedule 13G filed by Black Rock, Inc. on February 4, 2019. BlackRock has sole dispositive power over all such shares and sole voting power over 7,237,514 shares.

(5)
The shares of special voting preferred stock for both Mr. Martello and Mr. Natalone includes the 3,823,095 shares held directly by The KFT 2018 NY Trust that was set up for the benefit of Mr. Kaufman's immediate family, which they serve together as co-trustees and share the voting and investment power. Mr. Martello and Mr. Natalone disclaim beneficial ownership over these securities.

(6)
These individuals hold Class B membership interests in ACM. For purposes of the SEC's beneficial ownership rules, the shares held by ACM are not deemed to be beneficially owned by such individuals. See "Certain Relationships and Related Transactions—Relationships with Our Manager—Common Management" below for further details.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Exchange Act requires our executive officers and directors, and persons who own more than 10% of a class of our equity securities registered pursuant to Section 12 of the Exchange Act, to file reports of ownership on Forms 3, 4 and 5 with the SEC. Officers, directors and greater than 10% stockholders are required to furnish us with copies of all Forms 3, 4 and 5 that they file.

        Based solely on our review of the copies of such forms received by it, or written representations from certain reporting persons that no filings were required for those persons, we believe that during and with respect to the fiscal year ended December 31, 2018 all filings required by Section 16(a) of the Exchange Act were made timely, except for: (1) a Form 4 filed by Ivan Kaufman for the sale of 1,378,175 partnership common units and preferred shares on August 22, 2018 to a trust for the benefit of his immediate family administered by independent trustees (which was reported on August 31, 2018); (2) a Form 4 filed by Melvin F. Lazar for the purchase of 230 shares of our common stock on March 19, 2018 (which was reported on April 2, 2018); and (3) a Form 5 filed by Elliot Schwartz for a purchase of 239 shares and 270 shares of common stock on August 31, 2018 and November 30, 2018, respectively, in connection with his brokerage account dividend reinvestment program (which was reported on March 15, 2019).

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy Regarding the Review, Approval or Ratification of Transactions with Related Persons

        In recognition of the fact that transactions involving related parties can present potential or actual conflicts of interest or create the appearance that our decisions are based on considerations other than the best interests of the Company and its stockholders, the Board of Directors has adopted a written policy, the "Policy and Procedures With Respect to Related Person Transactions," which we refer to as our Related Persons Policy, which provides for the review and approval (or, if completed, ratification) by independent directors (or, in certain circumstances, the lead director) of all transactions involving us in which a related party is known to have a direct or indirect interest, including transactions required to be reported under paragraph (a) of Item 404 of Regulation S-K promulgated by the SEC. All Related Persons (as defined below) are required to report to our Corporate Secretary, who is required to submit to our independent directors any such related party transaction prior to its completion.

        Our Related Persons Policy covers all transactions, arrangements or relationships (or any series of similar transactions, arrangements or relationships) in which we (including any of its subsidiaries) are, or will be, a participant and the amount involved exceeds $120,000, and in which any Related Person had, has or will have a direct or indirect material interest.

        A "Related Person," as defined in our Related Persons Policy, means any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer of ours or a nominee to become a director of ours; any person who is known to be the beneficial owner of more than 5% of any class of our voting securities; any immediate family member of any of the foregoing persons, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the director, executive officer, nominee or more than 5% beneficial owner, and any person (other than a tenant or employee) sharing the household of such director, executive officer, nominee or more than 5% beneficial owner; and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest.

        In reviewing any related person transaction, all of the relevant facts and circumstances must be considered, including (i) the related person's relationship to us and his or her interest in the transaction, (ii) the proposed aggregate value of the transaction, or, in the case of indebtedness, the amount of principal that would be involved, (iii) the benefits to us, (iv) the availability of comparable products or services that would avoid the need for a related person transaction and (v) the terms of the transaction and the terms available to unrelated third parties or to employees generally.

Relationships with Our Former Manager

Arbor Commercial Mortgage's Ownership Interest in the Company and Related Registration Rights

        ACM currently owns 14,772,918 OP Units in our operating partnership, Arbor Realty Limited Partnership (the "Partnership"), representing approximately 13.9% partnership interest in our operating partnership. Each of the OP Units currently held by ACM are paired with one share of our special voting preferred stock, each of which entitles the holder to one vote on all matters submitted to a vote of our stockholders. Combined with its direct ownership of 4,994,736 shares of our common stock, ACM is currently entitled to a number of votes representing approximately 18.6% of the voting power of our outstanding voting securities. We have granted ACM shelf registration rights, or, if such rights are not available, demand registration rights with respect to the shares currently owned by it. ACM is also entitled to participate in primary or secondary offerings of our common stock with respect to these shares. We have also agreed to certain restrictions on the registration rights that we may grant to any other holder or prospective holder of our securities without the prior written consent of ACM so long as we are still obligated to register any of the shares currently owned by ACM pursuant to the registration rights agreement.

Common Management

        Mr. Ivan Kaufman, our Chairman and Chief Executive Officer, is also the Chief Executive Officer of ACM. Mr. Kaufman and entities controlled by Mr. Kaufman collectively own approximately 30% of the outstanding membership interests in ACM. Mr. Joseph Martello, one of our directors, currently serves as the Chief Operating Officer of Arbor Management, LLC, the managing member of ACM. Mr. John Natalone, our Executive Vice President—Treasury and Servicing, owns a 0.7% interest in ACM. Mr. Martello and Mr. Natalone serve as the trustees of The KFT 2018 NY Trust for the benefit of Mr. Kaufman's family, which owns a 45% interest in ACM. Mr. John Bishar, our Executive Vice President, General Counsel and Corporate Secretary, also serves as General Counsel to ACM. Mr. Paul Elenio, our Chief Financial Officer, currently serves as the Chief Financial Officer of ACM. Mr. Elenio owns a 0.4% interest in ACM. Mr. Fred Weber, our Executive Vice President—Managing Director of Structured Finance and Principal Transactions, was responsible for overseeing ACM's structured finance and principal transactions group from 1999 until 2003. Mr. Weber owns a 1.1% interest in ACM. Mr. Gene Kilgore, our Executive Vice President—Structured Securitization, owns a 0.8% interest in ACM. Mr. Andrew Guziewicz, our Managing Director and Chief Credit Officer—Structured Finance, owns a 0.1% interest in ACM. Mr. John Caulfield, our Chief Operating Officer—Agency Lending, owns a 0.3% interest in ACM. Ms. Bonnie Habyan, our Executive Vice President—Chief Marketing Officer, owns a 0.1% interest in ACM. Mr. Daniel P. Kenny, our Executive Vice President—Chief Asset Manager, Servicing and Asset Management, owns a 0.1% interest in ACM. Mr. Thomas Murphy, our Executive Vice President—Chief Information Officer, owns a 0.3% interest in ACM. Messrs. Kaufman, Bishar, Elenio, Weber, Caulfield, Kilgore, Kenny, Murphy and Natalone, as well as Ms. Habyan, are all members of ACM's executive committee.

Management and Shared Services Agreements

        Prior to May 31, 2017, we were externally managed and advised by ACM. Effective May 31, 2017, we exercised our option to fully internalize our management team and terminate the existing management agreement. Prior to the termination of the management agreement, we were required to reimburse ACM for a portion of the base salaries and annual cash bonuses paid to employees of ACM who provided services to us in accordance with the terms of the management agreement.

        In addition, we have entered into a shared services agreement with ACM and certain of its affiliates where we provide limited support services to ACM and ACM reimburses us for the costs of performing such services. During 2018 and 2017, we incurred $1.3 million and $0.7 million, respectively, of costs for services provided to ACM.

Non-Competition Agreements

        We have entered into a non-competition agreement with Mr. Kaufman pursuant to which he has agreed not to pursue any structured finance opportunities in the multifamily and commercial real estate markets unless a majority of our independent directors affirmatively approves the pursuit by Mr. Kaufman of such opportunity and a majority of our independent directors and our credit committee have rejected the pursuit of such opportunity on our behalf. Mr. Kaufman has also agreed that if he is no longer an affiliate of ACM and he is no longer our Chief Executive Officer other than because of certain reasons specified in the non-competition agreement, he will not engage in the structured finance lending business for a period of one year after his departure from us. Mr. Kaufman's non-competition agreement also prohibits Mr. Kaufman from soliciting our customers or employees during its term.

        In addition, in connection with the closing of the Acquisition, we entered into another Non-Competition Agreement with our Former Manager and Mr. Kaufman pursuant to which our Former Manager and Mr. Kaufman agree not to pursue loans and similar investments in commercial mortgage backed securities, the multifamily agency business, permanent and bridge commercial and multifamily mortgage loans and mezzanine and preferred equity investments in commercial and multifamily real estate ("Company Target Investments"). We agreed not to pursue investments in any areas other than Company Target Investments. Each party to the Non-Competition Agreement agreed to not solicit the other parties' employees.

Related Party Transactions

        In November 2018, we originated a $61.2 million bridge loan (which $15.0 million was funded as of December 31, 2018) on a multifamily property owned in part by a consortium of investors (which includes, among other unaffiliated investors, certain of our officers and our chief executive officer) which owns 10% of the borrowing entity. The loan has an interest rate of LIBOR plus 4.50% with a LIBOR floor of 2.00% and matures in October 2021.

        In October 2018, we originated a $37.5 million bridge loan, which was used to purchase several multifamily properties. In January 2019, an entity owned, in part, by an immediate family member of our chief executive officer, purchased a 23.9% interest in the borrowing entity. The loan has an interest rate of LIBOR plus 4.15% with a LIBOR floor of 2.375% and matures in October 2020.

        In October 2018, we acquired a $19.5 million bridge loan originated by ACM. The loan was used to purchase several multifamily properties by a consortium of investors (which includes, among other unaffiliated investors, certain of our officers and our chief executive officer) which owns 85% of the borrowing entity. The loan has an interest rate of LIBOR plus 4.0% with a LIBOR floor of 2.125% and matures in July 2021.

        In August 2018, we originated a $17.7 million bridge loan to an entity owned, in part, by an immediate family member of our chief executive officer, who owns a 10.8% interest in the borrowing entity. The loan was used to purchase several undeveloped parcels of land. The loan has a fixed interest rate of 10% and matures in May 2019.

        In June 2018, we originated a $21.7 million bridge loan on a multifamily property owned in part by a consortium of investors (which includes, among other unaffiliated investors, certain of our officers and our chief executive officer) which owns 75% in the borrowing entity. The loan has an interest rate of LIBOR plus 4.75% with a LIBOR floor of 1.25% and matures in June 2021.

        In April 2018, we acquired a $9.4 million bridge loan originated by ACM. The loan was used to purchase several multifamily properties by a consortium of investors (which includes, among other unaffiliated investors, certain of our officers and our chief executive officer) which owns 75% of the borrowing entity. The loan has an interest rate of LIBOR plus 5.0% with a LIBOR floor of 1.25% and matures in January 2021.

        In January 2018, we paid $50.0 million in full satisfaction of the related party financing we entered into with ACM to finance a portion of the Acquisition purchase price.

        In December 2017, we acquired a $32.8 million bridge loan originated by ACM. The loan was used to purchase several multifamily properties by a consortium of investors (which includes, among other unaffiliated investors, certain of our officers and our chief executive officer) which owns 90% of the borrowing entity. The loan has an interest rate of LIBOR plus 5.0% with a LIBOR floor of 1.13% and matures in June 2020.

        In the fourth quarter of 2017, we originated two bridge loans totaling $28.0 million on two multifamily properties owned in part by a consortium of investors (which includes, among other unaffiliated investors, certain of our officers and our chief executive officer) which owns 45% of the borrowing entity. The loans have an interest rate of LIBOR plus 5.25% with LIBOR floors ranging from 1.24% to 1.54% and mature in the fourth quarter of 2020.

        In July 2017, we originated a $36.0 million bridge loan on a multifamily property owned in part by a consortium of investors (which includes, among other unaffiliated investors, certain of our officers and our chief executive officer) which owns a 95% interest in the borrowing entity. The loan had an interest rate of LIBOR plus 4.5% with a LIBOR floor of 1% and was scheduled to mature in July 2020. This loan was repaid in full in August 2018.

        In May 2017, we originated a $46.9 million Fannie Mae loan on a multifamily property owned in part by a consortium of investors (which includes, among other unaffiliated investors, certain of our officers) which owns a 21.4% interest in the borrowing entity. We carry a maximum loss-sharing obligation with Fannie Mae on this loan of up to 5% of the original UPB.

        In March 2017, a consortium of investors (which includes, among other unaffiliated investors, our chief executive officer and ACM) invested $2.0 million for a 26.1% ownership interest in two portfolios of multifamily properties which has two bridge loans totaling $14.8 million originated by us in 2016. The loans had an interest rate of LIBOR plus 5.25% with a LIBOR floor of 0.5% and were scheduled to mature in November 2018. One of the loans was repaid in full in the fourth quarter of 2017 and the remaining loan paid off in June 2018.

        In January 2017, we modified a $5.0 million preferred equity investment, subsequently increasing our balance to $15.0 million, with a commitment to fund an additional $5.0 million. This investment had a fixed interest rate of 11% that was scheduled to mature in January 2020. We also entered into an agreement with a consortium of investors (which include, among other unaffiliated investors, certain of our officers and our chief executive officer) which admitted them as a member to fund the remaining $5.0 million preferred equity investment, which was generally subordinate to our investment. The principal balance was repaid in full in the fourth quarter of 2017.

        In January 2017, Ginkgo Investment Company LLC ("Ginkgo"), of which one of our directors is a 33% managing member, purchased a multifamily apartment complex which assumed an existing $8.3 million Fannie Mae loan that we service. Ginkgo subsequently sold the majority of its interest in this property and owned a 3.6% interest at December 31, 2018. We carry a maximum loss-sharing obligation with Fannie Mae on this loan of up to 20% of the original UPB. Upon the sale, we received a 1% loan assumption fee which was governed by existing loan agreements that were in place when the loan was originated in 2015, prior to such purchase.

        In September 2016, we originated $48.0 million of bridge loans on six multifamily properties owned in part by a consortium of investors (which includes, among other unaffiliated investors, certain of our officers and our chief executive officer) which owns interests ranging from 10.5% to 12.0% in the borrowing entities. The loans have an interest rate of LIBOR plus 4.5% with a LIBOR floor of 0.25% and mature in September 2019. In 2017, a $6.8 million loan on one property paid off in full and in 2018 four additional loans totaling $28.3 million paid off in full. In January 2019, $10.9 million of the $12.9 million remaining bridge loan paid off, with the $2.0 million remaining unpaid principal balance converted to mezzanine loan with a fixed interest rate of 10.0% and a January 2024 maturity date.

        In January 2016, we originated a $12.7 million bridge loan and a $5.2 million preferred equity investment on two multifamily properties owned in part by a consortium of investors (which includes, among other unaffiliated investors, certain of our officers and our chief executive officer) which owns a 50% interest in the borrowing entity. The bridge loan has an interest rate of LIBOR plus 4.5% with a LIBOR floor of 0.25% and the preferred equity investment has a fixed interest rate of 10%. The bridge loan and the preferred equity investment are both scheduled to mature in May 2019.

        In January 2016, we originated a $19.0 million bridge loan on a multifamily property owned in part by a consortium of investors (which includes, among other unaffiliated investors, certain of our officers and our chief executive officer) which owns a 7.5% interest in the borrowing entity. The loan had an interest rate of LIBOR plus 4.5% with a LIBOR floor of 0.25% and was scheduled to mature in January 2019. In January 2018, this loan paid off in full.

        In 2015, we originated two bridge loans totaling $16.7 million secured by multifamily properties acquired by a third party investor. The properties were owned and were sold in part by a consortium of investors (which includes, among other unaffiliated investors, certain of our officers, our chief executive officer and certain other related parties). The loans have an interest rate of LIBOR plus 5% with a LIBOR floor of 0.25% and were scheduled to mature in October 2018. These loans both paid off in full during the third and four quarters of 2018.

        In 2015, we originated a $3.0 million mezzanine loan on a multifamily property that had a $47.0 million first mortgage initially originated by ACM. The loan bore interest at a fixed rate of 12.5% and was scheduled to mature in April 2025. In January 2018, this loan paid off in full.

        In 2015, we invested $9.6 million for 50% of ACM's indirect interest in a joint venture with a third party that was formed to invest in a residential mortgage banking business. As a result of this transaction, we had an initial indirect interest of 22.5% in this entity. Since the initial investment, we invested an additional $16.1 million through this joint venture in non-qualified residential mortgages purchased from the mortgage banking business's origination platform and we received cash distributions totaling $16.9 million as a result of the joint venture selling most of its mortgage assets. In connection with a litigation settlement related to this investment, we provided a guaranty of up to 50% of any amounts payable in connection with the settlement. ACM has also provided us with a guaranty to pay up to 50% of any amounts we may pay under this guaranty. As of December 31, 2018, our maximum exposure under this guaranty totals $1.9 million. We have not accrued this amount as we do not believe that we will be required to make any nonrefundable payments under this guaranty.

        We, along with an executive officer of ours and a consortium of independent outside investors, hold equity investments in a portfolio of multifamily properties referred to as the "Lexford" portfolio, which is managed by an entity owned primarily by a consortium of affiliated investors, including our chief executive officer and an executive officer of ours. Based on the terms of the management contract, the management company is entitled to 4.75% of gross revenues of the underlying properties, along with the potential to share in the proceeds of a sale or restructuring of the debt. In June 2018, the owners of Lexford restructured part of its debt and we originated twelve bridge loans totaling $280.5 million, which were used to repay in full certain existing mortgage debt and to renovate 72 multifamily properties included in the portfolio. The loans which we originated in June 2018 have interest rates of 400 basis points over LIBOR and mature in June 2021 (with 2 one-year extension options). Further, as part of this June 2018 restructuring, $50.0 million in unsecured financing was provided by an unsecured lender to certain parent entities of the property owners. ACM owns slightly less than half of the unsecured lender entity and, therefore, provided slightly less than half of the unsecured lender financing. In connection with our equity investment, we received distributions totaling $2.5 million, $2.5 million and $2.8 million during 2018, 2017 and 2016, respectively. Separate from the loans we originated in June 2018, we provide limited ("bad boy") guarantees for certain other debt controlled by Lexford. The bad boy guarantees may become a liability for us upon standard "bad" acts such as fraud or a material misrepresentation by Lexford or us. At December 31, 2018, this debt had an aggregate outstanding balance of $320.7 million and is scheduled to mature between 2019 and 2025.

General

        Every transaction entered into between us and an entity in which ACM holds equity interests raises a potential conflict of interest. Conflicts of interest with respect to these investments include, among others, decisions regarding (1) whether to waive defaults of such borrower, (2) whether to foreclose on the investment and (3) whether to permit additional financing on the properties securing our investments other than financing provided by us.

Other Relationships and Related Transactions

        Arbor Management, LLC, the managing member of ACM, and ACM has outstanding loans to certain of our executive officers, summarized as follows:

        The largest aggregate outstanding principal balance to Mr. Kenny during the two year period ended December 31, 2018 was $30,000 and the total outstanding balance was $10,000 as of December 31, 2018. Mr. Kenny made principal payments totaling $10,000 during each of 2018 and 2017. The interest rate on the loan is prime and interest payments totaled $1,185 and $975 during 2018 and 2017, respectively.

        The largest aggregate outstanding principal balance to Mr. Caulfield during the two year period ended December 31, 2018 was $584,500 and the total outstanding balance was $534,500 as of December 31, 2018. Mr. Caulfield made principal payments totaling $25,000 during each of 2018 and 2017. There is no interest being charged on the aggregate loan balance.

        Our current policies and procedures do not allow for the lending of funds to any of our directors, officers or employees.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

        The Board of Directors, following the recommendation of the Corporate Governance Committee, has nominated Dr. Archie R. Dykes, Mr. Joseph Martello and Mr. Edward Farrell, each to serve on the Board of Directors until our annual meeting of stockholders for 2022 and until their respective successors are duly elected and qualify and Mr. Elliot Schwartz to serve on the Board of Directors until our annual meeting of stockholders for 2021 and until his respective successor is duly elected and qualifies. Each nominee has consented to being named in this proxy statement and to serve if elected. If, prior to the annual meeting, any nominee should become unavailable to serve, the shares of voting securities represented by a properly executed and returned proxy will be voted for such additional nominee as shall be designated by the Board of Directors, unless the Board of Directors determines to reduce the number of directors in accordance with our charter and bylaws. Election of each of the director nominees named in this Proposal No. 1 requires the affirmative vote of a plurality of all the votes cast in the election of directors at the annual meeting by holders of our voting securities. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the Board of Directors' nominees. Votes may be cast in favor of or withheld with respect to all of the director nominees, or any of them.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE ELECTION OF THE NOMINEES FOR DIRECTORS IDENTIFIED ABOVE

 PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019

        The Audit Committee of our Board of Directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2019. The Board has endorsed this appointment. Ernst & Young audited our consolidated financial statements for the fiscal years ended December 31, 2018 and 2017. A representative of Ernst & Young is expected to be present at the annual meeting and will be available to respond to appropriate questions from our stockholders and will be given an opportunity to make a statement if he or she desires to do so.

        Stockholder ratification of the appointment of Ernst & Young as our independent registered public accounting firm is not required by our bylaws or otherwise. However, the Board of Directors is submitting the appointment of Ernst & Young to the stockholders for ratification as a matter of good corporate governance. Ratification of the appointment of Ernst & Young as our independent registered public accounting firm for fiscal year 2019 requires the affirmative vote of a majority of the votes cast on the proposal at the annual meeting by holders of our voting securities.

        If this appointment is not ratified by our stockholders, the Audit Committee and the Board may each reconsider its recommendation and endorsement. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interest.

Independent Accountants' Fees

        Aggregate fees for professional services rendered for us by Ernst & Young and its affiliates for fiscal years ended December 31, 2018 and 2017 were as follows:

	2018	2017
Audit Fees	$2,329,303	$2,178,354
Audit-Related Fees	766,297	851,032

Total	$3,095,600	$3,029,386

        The Audit Fees billed were for professional services rendered for the audit of our consolidated financial statements for the fiscal years ended December 31, 2018 and 2017 and for other services, including compliance with the Sarbanes-Oxley Act of 2002, accounting consultations billed as audit services, review of financial statements included in Forms 10-Q, comfort letters, consents and review of our registration statements under the Securities Act and other documents filed with the SEC in those fiscal years.

        The Audit-Related Fees were for professional services rendered relating to agreed-upon procedures for 2018 and 2017.

Audit Committee Pre-Approval Policy

        In accordance with applicable laws and regulations, the Audit Committee reviews and pre-approves any non-audit services to be performed by Ernst & Young to ensure that the work does not compromise its independence in performing audit services. The Audit Committee also reviews and pre-approves all audit services. In some cases, pre-approval of a particular category or group of services, such as tax consulting services and audit services, is provided by the full Audit Committee for up to a year and is subject to a specific budget. In other cases, the Chairman of the Audit Committee has the delegated authority from the full Audit Committee to pre-approve additional services, and such pre-approvals are then communicated to the full Audit Committee. All audit related fees were approved by the Audit Committee.

        The policy contains a de minimis provision that operates to provide retroactive approval for permissible non-audit services under certain circumstances. No services were provided by Ernst & Young during 2018 and 2017 under such provision.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2019

STOCKHOLDER PROPOSALS FOR 2020

        Proposals received from stockholders in accordance with Rule 14a-8 under the Exchange Act are given careful consideration by our Corporate Governance Committee and our Board of Directors. If a stockholder intends to present a proposal at our 2020 annual meeting of stockholders pursuant to Rule 14a-8 under the Exchange Act, in order for such stockholder proposal to be included in our proxy statement for that meeting, the stockholder proposal must be received by our corporate headquarters, located at 333 Earle Ovington Boulevard, Suite 900, Uniondale, New York 11553, Attention: Secretary, on or before December 10, 2019.

        In order for a stockholder to nominate directors or propose other business at our 2020 annual meeting of stockholders outside of Rule 14a-8, such nominations or proposal must contain the information required by our bylaws and be received by us in accordance with our bylaws. Pursuant to our current bylaws, stockholder nominations or proposals must be submitted no later than January 9, 2020 and no earlier than December 10, 2019; provided, however, in the event that mailing of the notice for the 2020 annual meeting of stockholders is advanced more than 30 days prior to or delayed more than 30 days after April 9, 2020, to be timely, a proposal by a stockholder must be delivered not earlier than the 120th day prior to the date of mailing of the notice for such meeting and not later than the close of business on the later of (1) the 90th day prior to the date of mailing of the notice for such meeting and (2) the tenth day following the date on which public announcement of the date of such meeting is first made.

OTHER MATTERS

        Our Board of Directors knows of no other matters that have been submitted for consideration at this annual meeting. If any other matters properly come before our stockholders at this annual meeting, the persons named on the enclosed proxy card intend to vote the shares they represent in accordance with their discretion.

By Order of the Board of Directors,

John J. Bishar, Jr. Secretary
April 9, 2019
Uniondale, New York

ANNUAL MEETING OF STOCKHOLDERS OF ARBOR REALTY TRUST, INC. May 15, 2019 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at http://www.arbor.com Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided. 20430000000000000000 8 051519 Proposal 2. Ratification of the appointment of Ernst & Young LLP as the Proposal 3. To vote and otherwise represent the undersigned on any other matter that in the discretion of the proxy holder. O Elliot Schwartz FOR ALL NOMINEES changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x The Board of Directors recommends a vote FOR all nominees listed in Proposal 1. Proposal 1. Election of directors to serve on the Board of Directors of Arbor Realty Trust, Inc. NOMINEES: FOR ALL NOMINEESO Archie R. Dykes O Joseph Martello WITHHOLD AUTHORITYO Edward Farrell FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: The Board of Directors recommends a vote FOR Proposal 2. FOR AGAINST ABSTAIN independent registered public accounting firm of Arbor Realty Trust, Inc. for fiscal year 2019. properly comes before the meeting or any adjournment or postponement thereof To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate:

ANNUAL MEETING OF STOCKHOLDERS OF ARBOR REALTY TRUST, May 15, 2019 INC. INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions or scan the QR code with your smartphone. Have your proxy card available when you access the web page. TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call. Vote online/phone until 11:59 PM EST the day before the meeting. MAIL - Sign, date and mail your proxy card in the envelope provided as soon as possible. IN PERSON - You may vote your shares in person by attending the Annual Meeting. GO GREEN - e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.astfinancial.com to enjoy online access. Please detach along perforated line and mail in the envelope provided IF you are not voting via telephone or the Internet. 20430000000000000000 8 051519 independent registered public accounting firm of Arbor Realty FOR ALL NOMINEESO Archie R. Dykes properly comes before the meeting or any adjournment or postponement thereof WITHHOLD AUTHORITY changes to the registered name(s) on the account may not be submitted via Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ALL NOMINEES LISTED IN PROPOSAL 1 AND “FOR” PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x The Board of Directors recommends a vote FOR all nominees listed in Proposal 1. Proposal1. Election of directors to serve on the Board of Directors of Arbor Realty Trust, Inc. NOMINEES: O Joseph Martello O Edward Farrell FOR ALL NOMINEESO Elliot Schwartz FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: The Board of Directors recommends a vote FOR Proposal 2. FOR AGAINST ABSTAIN Proposal 2. Ratification of the appointment of Ernst & Young LLP as the Trust, Inc. for fiscal year 2019. Proposal 3. To vote and otherwise represent the undersigned on any other matter that in the discretion of the proxy holder. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that this method. Signature of Stockholder Date: Signature of StockholderDate: NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The notice of meeting, proxy statement and proxy card are available at http://www.arbor.com COMPANY NUMBER ACCOUNT NUMBER PROXY VOTING INSTRUCTIONS

- 0 ARBOR REALTY TRUST, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 15, 2019 The undersigned stockholder of Arbor Realty Trust, Inc., a Maryland corporation (the "Company"), hereby appoints Paul Elenio, John J. Bishar, and Leah Fisher, and each of them, the proxy or proxies of the undersigned, with full power of substitution in each of them, to attend the Annual Meeting of Stockholders of the Company to be held on May 15, 2019 at 11:00 a.m., local time, at The Teleconference Center on the lower level of 333 Earle Ovington Boulevard, Uniondale, New York and any postponements or adjournments thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the meeting with all proxies possessed by the undersigned if personally present at the meeting. This proxy, when properly executed, will be voted in the manner directed on the reverse side. If this proxy is executed but no instruction is given, this proxy will be voted "FOR" all nominees listed in Proposal 1 and “FOR” Proposal 2. The proxies are hereby authorized to vote in their discretion upon such other matters as may properly come before the meeting or any adjournment or postponement thereof. (Continued and to be signed on the reverse side) 14475 1.1